Form 10KSB, Exhibit 13
period 2005-12-31
CB Financial CORP
filed 2006-03-31
CIK 1329385

Exhibit 13

CB FINANCIAL CORPORATION
AND SUBSIDIARY

2005 Annual Report

CB FINANCIAL CORPORATION AND SUBSIDIARY

Cornerstone Bank Web Address: www.thecornerstonebank.com

For stock transfers and change of address on shares owned please contact our Stock Transfer Agent

First-Citizens Bank & Trust Company
Corporate Trust Dept.
100 East Tryon Road
Raleigh, NC 27603
1-877-685-0576

CB Financial Corporation
Letter to Stockholders

Dear Stockholders,

CB Financial Corporation
Letter to Stockholders

CB Financial Corporation
Letter to Stockholders

CB Financial Corporation
Selected Financial Information and Other Data

The selected financial information and other data presented below have been derived, in part, from the audited consolidated financial statements of the Company. The selected financial information and other data should be read in conjunction with the consolidated financial statements and notes thereto presented elsewhere herein.

	At or for the Periods Ended December 31
	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Operating Data:
Total interest income	$7,618	$5,102	$4,285	$3,640	$2,792
Total interest expense	3,055	1,920	1,845	1,534	1,557
Net interest income	4,563	3,182	2,440	2,106	1,235
Provision for loan losses	625	614	374	391	367
Net interest income after
provision for loan losses	3,938	2,568	2,066	1,715	868
Total non-interest income	874	724	1,014	782	305
Total non-interest expense	3,068	2,345	2,239	1,969	1,542
Income tax expense	609	265	-	-	-
Net income (loss)	$1,135	$682	$841	$528	$(369)
Per Common Share Data: (1)
Net income (loss) per share - basic	$1.13	$0.68	$0.84	$0.64	$(0.50)
Net income (loss) per share - diluted	1.10	0.67	0.84	0.64	(0.50)
Book value	10.30	9.32	8.64	7.85	6.64
Selected Year-End Balance Sheet Data:
Loans	$114,468	$89,330	$73,187	$58,649	$38,292
Allowance for loan losses	1,775	1,216	1,033	845	523
Other earning assets	30,112	25,237	17,011	13,229	11,761
Total assets	152,771	119,972	98,674	74,974	54,173
Deposits	129,069	108,624	87,371	65,519	48,885
Borrowings	12,543	1,667	2,343	1,250	-
Stockholders’ equity	10,442	9,396	8,716	7,909	5,078
Selected Average Balances:
Total assets	$132,455	$105,981	$89,666	$65,526	$41,068
Loans	97,732	81,235	65,907	48,896	28,668
Total interest-earning assets	125,718	100,922	85,220	62,098	38,256
Deposits	116,184	93,852	78,742	58,210	35,397
Total interest-bearing liabilities	103,257	89,687	75,907	54,503	32,998
Stockholders’ equity	10,017	8,703	8,336	6,014	5,485
Selected Performance Ratios:
Return on average assets	0.86%	0.64%	0.94%	0.81%	(0.90%)
Return on average equity	11.33%	7.84%	10.09%	8.78%	(6.73%)
Net interest margin	3.63%	3.15%	2.86%	3.39%	3.23%
Non-interest expense to average assets	2.32%	2.21%	2.50%	3.00%	3.77%
Asset Quality Ratios:
Allowance for loan losses to
period-end loans	1.55%	1.36%	1.41%	1.44%	1.37%
Net loan charge-offs to average loans	0.07%	0.53%	0.28%	0.14%	0.31%
Capital Ratios:
Total risk-based capital	15.54%	12.13%	13.44%	14.63%	13.62%
Tier 1 risk-based capital	12.83%	10.88%	12.19%	13.39%	12.37%
Leverage ratio	9.60%	8.08%	9.13%	10.63%	10.00%
Equity to assets	6.82%	7.83%	8.83%	10.55%	9.37%
Average equity to average assets	7.56%	8.21%	9.30%	9.18%	13.36%

(1) Adjusted for the 10% stock dividend in 2002, the 5% stock dividend in 2003 and the 5% stock dividend in 2004 and the 5% stock dividend in 2005.

CB Financial Corporation
Management's Discussion and Analysis

The following discussion and analysis is presented to assist readers in understanding CB Financial Corporation’s financial condition and results of operations for the years ended December 31, 2005 and 2004. You should read this discussion and the related financial data in conjunction with the audited consolidated financial statements and the related footnotes, which are included elsewhere in this Annual Report. All references in this Annual Report to net income per share, price per share, book value per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect the effects of a 5% stock dividend in each of 2005 and 2004.

DESCRIPTION OF BUSINESS

Cornerstone Bank (“Cornerstone” or the “Bank”), a wholly owned single bank subsidiary of CB Financial Corporation (the “Company”), a North Carolina chartered banking corporation, opened for business on March 15, 2000. In June 2005, the shareholders of the Bank approved an Agreement and Plan of Reorganization pursuant to which the Bank became a wholly owned banking subsidiary of the Company. Cornerstone presently operates two full-service banking offices located at 3710 Nash Street North and 1435 Ward Blvd, Wilson, North Carolina. The Bank also operates a mortgage loan production office in Zebulon, NC at 308 North Arendell Ave. The Bank’s lending activities are oriented to the consumer/retail customer as well as to the small-to-medium sized businesses located in Wilson County and mortgage loans in Zebulon. The Bank offers the standard complement of commercial, consumer, and mortgage lending products, as well as the ability to structure products to fit specialized needs. The deposit services offered by the Bank include business and personal checking, savings account and certificates of deposit. The Bank focuses on customer relationships in building its deposit base and competes aggressively for transaction accounts.

EXECUTIVE OVERVIEW

Significant accomplishments

In the opinion of management, the Company’s most significant accomplishments during 2005 were as follows:

•	Net income before taxes increased 84% ;

•	Formation of a single-bank holding company which issued trust preferred securities to augment capital and allow continued growth without shareholder dilution;

•	Issued fourth consecutive stock dividend in the form of a 21 for 20 stock split, while still increasing book value $0.98;

•	Captured additional deposit market share resulting in the Bank now holding more than 14.25% of all deposits in Wilson County;

•	Total assets increased 27%;

•	Total loans increased 28%;

•	Total deposits increased 19%;

•	Opened second full service branch at 1435 Ward Blvd., Wilson, NC at Parkwood Mall;

•	Opened mortgage loan production office in Zebulon;

•	Successfully launched the “2nd 50 Club” for all senior checking customers with information seminars and trips to the Biltmore House in Asheville and Southpoint Mall in Durham, NC.

CB Financial Corporation
Management's Discussion and Analysis

Challenges

Cornerstone has grown at a rapid pace since opening on the Ides of March in 2000. While the achievement of the Company’s and the Bank’s strategic initiatives and established long-term financial goals is subject to many uncertainties and challenges, management has identified below the challenges that are most relevant and most likely to have a near-term effect on operations:

•	Managing declining asset quality after a sustained period of economic sluggishness, changes in bankruptcy laws and inevitable problems with a maturing loan portfolio;

•	Maintaining our implicit pledge of fair customer pricing of deposit products and competing with sometimes overly aggressive pricing competition;

•	Finding new and maintaining existing non-interest revenue sources in light of the soft mortgage refinancing market;

•	Maintaining core deposit growth in a highly competitive market and sometimes overly aggressive pricing competition;

•	Maintaining a growing net after-tax income while adding new facilities and dealing with problem assets;

•	Added costs associated with the current heightened regulatory environment.

FINANCIAL CONDITION
December 31, 2005 and 2004

During 2005, the Company continued its strong growth, ending the year with total assets of $152.8 million, an increase of $32.8 million or 27.3% from the beginning of year total assets of $120 million. The growth in total assets was funded primarily by inflows of customer deposits, which increased by $20.4 million or 18.8% to $129.1 million, up from $108.6 million at December 31, 2004. Approximately $10.1 million of this deposit (and asset) growth is attributable to the Bank serving as subscription escrow agent for a start-up bank. These funds will be disbursed to that bank in the first quarter of 2006. Other sources of funding for asset growth included net income of $1.2 million and the issuance of $5 million in trust preferred securities. Total loans grew by $25.1 million and closed the year at $114.5 million, an increase of 28.1% from total loans at December 31, 2004. Liquid investments, consisting of cash and due from banks, interest-earning deposits in other banks, federal funds sold, time deposits and investment securities available for sale, totaled $28.4 million, or 18.6% of total assets, at December 31, 2005, representing an increase of $2.5 million over the beginning of year total of $25.9 million. Total stockholders’ equity increased from $9.4 million at December 31, 2004 to $10.4 million at December 31, 2005, as a result of retention of net income of $1.1 million. At December 31, 2005, the Bank’s capital exceeds the levels that are deemed to be “well-capitalized” under applicable regulatory capital requirements.

CB Financial Corporation
Management's Discussion and Analysis

RESULTS OF OPERATIONS
For the Years Ended December 31, 2005 and 2004

Overview. The Company earned net income of $1.1 million or $1.13 per basic share for the year ended December 31, 2005, as compared with net income of $682,000 or $0.68 per basic share for 2004. This increase of $453,000 or $0.45 per share in net operating results was principally attributable to an increase in net interest income of $1.4 million. Non-interest income for the same year increased by $150,000, from $724,000 to $874,000. Non-interest expenses increased $722,000 from $2.3 million for 2004 to $3.1 million for the year ended December 31, 2005.

Net Interest Income. Net interest income increased to $4.6 million for the year ended December 31, 2005, a $1.4 million or 43.4% increase from the $3.2 million earned in 2004. Total interest income benefited from growth in the level of average earning assets and 14 consecutive increases in short-term rates by the Federal Reserve. Average total interest-earning assets increased by $25 million or 24.6% during the year ended December 31, 2005, as compared to the year ended December 31, 2004, while the average interest rate earned increased by 100 basis points from 5.06% to 6.06%. Average total interest-bearing liabilities increased by $13.6 million, consistent with the increase in interest-earning assets, and yielded an 82 basis point increase in average cost, from 2.14% during 2004 to 2.96% in 2005. For the year ended December 31, 2005, the interest rate spread was 3.10%, a 18 basis point improvement from the year ended December 31, 2004 interest rate spread of 2.92%.

Provision for Loan Losses. The Company recorded a $625,000 provision for loan losses in 2005, after incurring $66,000 in net charge-offs. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic and business conditions and other relevant factors. In both 2005 and 2004, the provision for loan losses was made principally in response to growth in loans, as total loans outstanding increased by $25.1 million in 2005 and by $16.1 million in 2004, and to net loan charge-offs, which were $66,000 in 2005 and $431,000 in 2004. At December 31, the allowance for loan losses was $1.8 million for 2005 and $1.2 million for 2004, representing 1.55% and 1.36%, respectively, of loans outstanding. At December 31, 2005, loans delinquent more than 90 days or on non-accrual amounted to $ 2.2 million. Interest income that would have been recorded on non-accrual loans was $100,272 for the year ended December 31, 2005. There were $293,000 of non-performing loans at December 31, 2004. The $66,000 in net charge-offs resulted primarily from write-downs of several commercial loan relationships. In October of 2005, federal bankruptcy laws were changed and many bankruptcies occurred in advance of the change. In Wilson County over one thousand cases were filed, 11 of which were Cornerstone customers. Most of these had not been on the past due report prior to the filing. With the legal system backed up with the onslaught of filings, we expect to be working through these cases over an extended period of time.

CB Financial Corporation
Management's Discussion and Analysis

Non-Interest Income. Non-interest income increased by $150,000, from $724,000 for 2004 to $874,000 for 2005. Service fees and charges, which represent a relatively stable and predictable source of non-interest income, totaled $445,000 for 2005, as compared with $365,000 of service fees and charges earned in 2004, an increase related principally to deposit growth. The other major source of non-interest income, mortgage loan fees, increased slightly in 2005. Through associations with certain mortgage lending companies, the Bank originates a full range of competitively priced residential and commercial long-term mortgages, at both fixed and variable rates, earning fees for loans originated. Because the Bank originates these mortgages, the Bank’s customers receive personal face-to-face service from the Bank’s employees, rather than dealing with third parties. Mortgage loan originations, which had declined in 2004 because of the increase in mortgage interest rates, improved slightly in 2005 as a result of adding a mortgage loan production office in Zebulon, NC. The Company’s management will continue efforts to develop sources of additional non-interest income.

Non-Interest Expenses. Non-interest expenses totaled $3.1 million for the year ended December 31, 2005, an increase of $722,000 from the total of $2.3 million for the year ended December 31, 2004, as salaries and benefits increased to support the growth in bank assets and the addition of two new banking facilities. The aggregate increase in the other categories of non-interest expenses is primarily attributable to the Bank’s growth from period to period. The Bank’s plan for 2006 calls for continued asset growth, and management expects that growth in revenues will continue but expect the added cost of the new branches will impact the growth in net earnings.

Income Taxes. The Company’s 2005 income tax expense was $609,000, representing 35% of income before income taxes, a substantial increase over the prior year. The Company’s 2004 income tax expense of $265,000, representing an effective rate of 27%, reflected the utilization of $62,000 of deferred tax assets generated in prior years.

CB Financial Corporation
Management's Discussion and Analysis

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of non-interest-bearing liabilities. The rates earned on a significant portion of the Bank’s loans adjust immediately when index rates such as the prime rate change. Conversely, most interest-bearing liabilities, including certificates of deposit and borrowings, have rates fixed until maturity. As a result, interest rate increases will generally result in an immediate rise in the Bank’s interest income on loans, with a more delayed impact on interest expense because increases in interest costs will only occur upon renewals of certificates of deposit or borrowings. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Non-accrual loans have been included in determining average loans.

	Year Ended December 31, 2005			Year Ended December 31, 2004
	Average balance	InterestIncome/ Expense	Yield/ Cost	Average balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$97,732	$6,617	6.77%	$81,235	$4,529	5.58%
Investment securities (1)	19,354	731	3.78%	14,239	485	3.41%
Other interest-earning assets (2)	8,632	270	3.13%	5,448	88	1.62%
Total interest-earning assets	125,718	7,618	6.06%	100,922	5,102	5.06%
Other assets	6,737			5,059
Total assets	$132,455			$105,981

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$42,608	867	2.03%	$46,754	756	1.62%
Time deposits over $100,000	16,916	669	3.95%	12,786	348	2.72%
Other time deposits	38,011	1,258	3.31%	27,265	738	2.71%
Short term borrowings	171	7	4.09%	276	5	1.81%
Long term borrowings	5,551	254	4.58%	2,606	73	2.80%
Total interest-bearing liabilities	103,257	3,055	2.96%	89,687	1,920	2.14%

Non-interest-bearing deposits	18,649			7,047
Other liabilities	532			544
Stockholders' equity	10,017			8,703
Total liabilities and stockholders'
equity	$132,455			$105,981

Net interest income/interest rate spread		$4,563	3.10%		$3,182	2.92%

Net interest margin			3.63%			3.15%

Ratio of interest-earning assets to
interest-bearing liabilities	121.75%			112.53%

(1) Includes time deposits, investment securities available for sale and held to maturity and stock in FHLB.
(2) Includes interest-earning deposits in banks and federal funds sold.

CB Financial Corporation
Management's Discussion and Analysis

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Years Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due to
	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Loans	$1,018	$1,070	$2,088
Investment securities	184	62	246
Other interest-earning assets	76	106	182

Total interest income	1,278	1,238	2,516

Interest expense:
Deposits:
Savings, NOW and money market	(76)	187	111
Time deposits over $100,000	138	183	321
Other time deposits	323	197	520
Short term borrowings	(3)	5	2
Long term borrowings	109	72	181

Total interest expense	491	644	1,135

Net interest income increase	$787	$594	$1,381

LOAN PORTFOLIO

The Bank’s primary source of revenue is interest and fee income from its lending activities. These lending activities consist principally of originating commercial operating and working capital loans, residential mortgage loans, home equity lines of credit, other consumer loans and loans secured by commercial real estate. The Bank’s current lending strategy is to fully serve its deposit customers, including all market segments, and to establish greater market share throughout Wilson County. Additionally, we expect to purchase participations in selected markets with correspondent banks to diversify our loan portfolio.

Total loans, net of the allowance for loan losses and net deferred loan origination fees, at December 31, 2005, were $112.7 million compared to $88.1 million at December 31, 2004, an increase of 27.9%. The Bank has a diversified loan portfolio with no significant concentrations to any one borrower or industry. The amounts of loans outstanding at December 31, 2005, by category, are shown in Note D to the consolidated financial statements included elsewhere herein.

CB Financial Corporation
Management's Discussion and Analysis

LIQUIDITY

“Liquidity” refers to the ability of the Bank to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost effective manner. The Bank’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid deposits, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquid assets (consisting of cash and due from banks, interest-earning deposits with other banks, federal funds sold, time deposits and investment securities classified as available for sale) comprised 19% and 22% of the Company’s total assets at December 31, 2005 and 2004, respectively.

Through most of its existence, the Bank has been a net seller of federal funds, as its liquidity has exceeded its need to fund new loan demand. Should the need arise, the Bank would have the capability to sell securities classified as available for sale or to borrow funds as necessary. The Bank has established credit lines with other financial institutions to purchase up to $15.3 million in federal funds. As a member of the Federal Home Loan Bank of Atlanta, Cornerstone may obtain longer-term advances up to 10% of its assets. As of December 31, 2005, there was $6.3 million outstanding in FHLB advances.

Total deposits were $129.1 million and $108.6 million at December 31, 2005 and 2004, respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate sensitive. Time deposits represented 62.9% and 43.4%, respectively, of total deposits at December 31, 2005 and 2004. Time deposits of $100,000 or more represented 25.6% and 19.4% of the Bank’s total deposits at December 31, 2005 and 2004, respectively. At December 31, 2005, the Bank had $2.2 million in brokered time deposits. Management believes most other time deposits are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Bank anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

At December 31, 2005 (and at all times during the years presented in this report), the Company’s management believes that its liquidity sources, including unused lines of credit, were at an acceptable level and remained adequate to meet its operating needs.

CAPITAL

A significant measure of the strength of a financial institution is its capital base. Federal regulators have classified and defined capital into the following components: (1) Tier I capital, which includes common stockholders’ equity and qualifying preferred equity, and (2) Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier I capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier I capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percentage of risk-adjusted assets of 8.0%. In addition to the risk-based guidelines, federal regulations require that we maintain a minimum leverage ratio (Tier I capital as a percentage of tangible assets) of 4.0%. The Company had an equity-to-assets ratio of 6.82 % at December 31, 2005. As the following table indicates, at December 31, 2005, both the Company and the Bank exceeded regulatory capital requirements.

CB Financial Corporation
Management's Discussion and Analysis

	At December 31, 2005
	Company’s	Bank’s	Minimum	Well-Capitalized
	Ratio	Ratio	Requirement	Requirement

Total capital - Tier II capital	15.5%	15.4%	8.0%	10.0%
Tier 1 capital.	12.8%	14.1%	4.0%	6.0%
Leverage-Tier I capital	9.6%	10.5%	4.0%	5.0%

Management expects that the Bank will remain “well-capitalized” for regulatory purposes, although there can be no assurance that additional capital will not be required in the near future due to greater-than-expected growth, or otherwise.

CRITICAL ACCOUNTING POLICIES

The Company’ discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates that are based upon historical experience and other assumptions believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company’s most significant accounting policy is the determination of its allowance for loan losses. Cornerstone records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company’s methodology for determining the level of its allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Bank and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower’s ability to repay. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic and other conditions differ substantially from the current operating environment.

A summary of the Company’s significant accounting policies is set forth in Note B to the accompanying consolidated financial statements.

CB Financial Corporation
Management's Discussion and Analysis

RECENT ACCOUNTING PRONOUNCEMENTS

See Note B to the accompanying consolidated financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

OFF-BALANCE SHEET ARRANGEMENTS

Information about the Company’s off-balance sheet risk exposure is presented in Note K to the accompanying consolidated financial statements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2005, we are not involved in any unconsolidated SPE transactions.

ASSET/LIABILITY MANAGEMENT

The Company’s results of operations depend substantially on its net interest income. Like most financial institutions, the Bank’s interest income and cost of funds are affected by general economic conditions and by competition in the market place.

The purpose of asset/liability management is to provide stable net interest income growth by protecting the Company’s earnings from undue interest rate risk, which arises from volatile interest rates and changes in the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. The Company maintains, and has complied with, an asset/liability management policy, approved by the Board of Directors, that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analysis: liquidity, equity, volatile liability dependence, portfolio maturities, maturing assets and maturing liabilities. The Bank’s policy is to control the exposure of its earnings to changing interest rates by generally endeavoring to maintain a position within a narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

When suitable lending opportunities are not sufficient to utilize available funds, the Bank has generally invested such funds in ,securities issued by governmental agencies, mortgage-backed securities and municipal securities. The securities portfolio contributes to the Company’s profits and plays an important part in the overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are liquidity, safety, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits.

In reviewing the needs of the Bank with regard to proper management of its asset/liability program, the Bank’s management estimates its future needs, taking into consideration historical periods of high loan demand and low deposit balances, estimated loan and deposit increases (due to increased demand through marketing), and forecasted interest rate changes.

CB Financial Corporation
Management's Discussion and Analysis

The analysis of an institution’s interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and demand deposit retention rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Bank’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Repricing at December 31, 2005
		More Than	More Than
	1 Year	1 Year to	3 Years to	More Than
	or Less	3 Years	5 Years	5 Years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans:
Variable rate	$100,246	$—	$—	$—	$100,246
Fixed rate	3,538	3,722	5,638	1,324	14,222
Securities available for sale	1,481	2,461	493	9,006	13,441
Securities held to maturity	197	—	630	5,256	6,083
Other interest-earning assets	9,794	794	—	—	10,588
Total interest-earning assets	$115,256	$6,977	$6,761	$15,586	$144,580

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$36,236	$—	$—	$—	$36,236
Time over $100,000	25,685	6,218	1,132	—	33,035
Other time	32,651	12,178	3,330	—	48,159
Borrowings	1,138	—	—	11,405	12,543
Total interest-bearing liabilities	$95,710	$18,396	$4,462	$11,405	$129,973

Interest sensitivity gap per period	$19,546	$(11,419)	$2,299	$4,181	$14,607

Cumulative interest sensitivity gap	$19,546	$8,127	$10,426	$14,607	$14,607

Cumulative gap as a percentage of
total interest-earning assets	13.52%	5.62%	7.21%	10.10%	10.10%

Cumulative interest-earning
assets as a percentage of
interest-bearing liabilities	120.42%	107.12%	108.79%	111.24%	111.24%

CB Financial Corporation
Management's Discussion and Analysis

The following table sets forth the maturity distribution of our loans as of December 31, 2005. A significant majority of our loans maturing after one year reprice at two and three year intervals. In addition, approximately 89.5% of our loan portfolio is comprised of variable rate loans.

	Due in 1	Due after 1 year
	Year or	through 5 years		Due after 5 years
	less	Floating	Fixed	Floating	Fixed	Total
	(Dollars in thousands)

Real estate - construction	$3,115	$30	$97	$-	$491	$3,733
Commercial and industrial loans	49,635	31,562	5,748	5,109	553	92,607
All other loans	7,951	5,341	3,299	1,295	279	18,165

Total	$60,701	$36,933	$9,144	$6,404	$1,323	$114,505

ASSET QUALITY AND THE ALLOWANCE FOR LOAN LOSSES

The consolidated financial statements of the Bank are prepared on the accrual basis of accounting, including the recognition of interest income on the Bank’s loan portfolio, unless a loan is placed on a non-accrual basis. Loans are placed on a non-accrual basis when there are serious doubts about the collectibility of principal or interest. Amounts received on non-accrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. The Bank’s impaired loans consisted of $2.2 million in non-accrual loans at December 31, 2005. There were no impaired loans at December 31, 2004. There was one restructured loan for approximately $11,000 at December 31, 2005 and no restructured loans at December 31, 2004.

The allowance for loan losses is maintained at a level considered adequate by management to provide for anticipated loan losses based on management’s assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions and loss experience and an overall evaluation of the quality of the underlying collateral. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. Additional information regarding the Bank’s allowance for loan losses and loan loss experience are presented in Note D to the accompanying consolidated financial statements.

CB Financial Corporation
Management's Discussion and Analysis

FORWARD-LOOKING INFORMATION

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
CB Financial Corporation
Wilson, North Carolina

We have audited the accompanying consolidated balance sheets of CB Financial Corporation and subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CB Financial Corporation and subsidiary at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina
March 29, 2006

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
Years Ended December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$4,903,580	$2,552,526
Interest-earning deposits in banks	4,606,921	3,396,432
Federal funds sold	—	4,680,000
Time deposits	5,453,000	4,316,439
Investment securities available for sale, at fair value (Note C)	13,440,629	10,908,287
Investment securities held to maturity, at amortized cost (Note C)	6,082,888	1,663,116
Loans (Note D)	114,467,614	89,330,086
Allowance for loan losses	(1,775,000)	(1,215,979)
NET LOANS	112,692,614	88,114,107

Accrued interest receivable	628,058	442,982
Stock in Federal Home Loan Bank of Atlanta, at cost	528,600	272,400
Premises and equipment (Note E)	1,757,272	1,539,750
Bank-owned life insurance	1,337,839	1,285,591
Real estate owned	117,414	38,965
Other assets	1,222,467	761,609

TOTAL ASSETS	$152,771,282	$119,972,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$11,638,277	$16,203,444
Savings	1,128,594	1,092,772
Money market and NOW	35,107,497	44,183,864
Time (Note F)	81,195,030	47,143,971

TOTAL DEPOSITS	129,069,398	108,624,051
Short term borrowings	1,055,000	—
Long term borrowings	11,488,333	1,666,667
Accrued interest payable	237,943	107,362
Accrued expenses and other liabilities	478,816	178,603

TOTAL LIABILITIES	142,329,490	110,576,683

Commitments (Notes K and M)

Stockholders’ equity (Notes J and M):
Preferred stock, 20,000,000 shares authorized, none issued	—	-
Common stock, no par value, 80,000,000 shares authorized;
1,014,228 shares issued and outstanding	9,640,494	-
Common stock, $5 par value, 20,000,000 shares authorized;
959,728 shares issued and outstanding	—	4,798,640
Additional paid-in capital	—	4,112,068
Retained earnings	959,825	459,322
Accumulated other comprehensive income (loss)	(158,527)	25,491

TOTAL STOCKHOLDERS’ EQUITY	10,441,792	9,395,521

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$152,771,282	$119,972,204

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPETATIONS
Years Ended December 31, 2005 and 2004

	2005	2004
INTEREST INCOME
Loans	$6,617,468	$4,529,112
Investment securities	614,114	419,875
Federal funds sold	139,834	11,490
Interest-earning deposits in banks	130,276	76,668
Other interest and dividends	116,868	65,091

TOTAL INTEREST INCOME	7,618,560	5,102,236

INTEREST EXPENSE
Money market, NOW and savings deposits	867,374	755,746
Time deposits	1,926,954	1,086,784
Short term borrowings	6,694	5,068
Long term borrowings	254,148	72,492

TOTAL INTEREST EXPENSE	3,055,170	1,920,090

NET INTEREST INCOME	4,563,390	3,182,146

PROVISION FOR LOAN LOSSES (Note D)	625,327	613,856

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,938,063	2,568,290

NON-INTEREST INCOME
Service charges on deposit accounts	445,435	365,133
Mortgage operations	217,623	208,234
Loss on sale of investment securities	-	(12,156)
Other income	211,182	163,088

TOTAL NON-INTEREST INCOME	874,240	724,299

NON-INTEREST EXPENSE
Salaries and employee benefits	1,710,675	1,301,394
Occupancy and equipment	203,903	151,821
Data processing expenses	384,298	294,337
Other (Note I)	769,150	598,104

TOTAL NON-INTEREST EXPENSE	3,068,026	2,345,656

INCOME BEFORE INCOME TAXES	1,744,277	946,933

INCOME TAXES (Note H)	609,000	264,996

NET INCOME	$1,135,277	$681,937

NET INCOME PER SHARE
Basic	$1.13	$0.68
Diluted	1.10	0.67
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	1,007,650	1,007,348
Diluted	1,034,749	1,022,349

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2005 and 2004

	2005	2004

NET INCOME	$1,135,277	$681,937

OTHER COMPREHENSIVE LOSS:
Securities available for sale:
Unrealized holding losses on available-for-sale securities	(299,458)	(15,502)
Tax effect	115,440	5,977
Reclassification of losses recognized
in net income	—	12,156
Tax effect	—	(4,687)
TOTAL OTHER COMPREHENSIVE LOSS	(184,018)	(2,056)

COMPREHENSIVE INCOME	$951,259	$679,881

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2005 and 2004

					Accumulated
					other
			Additional		comprehensive	Total
	Common stock		paid-in	Retained	income	stockholders’
	Shares	Amount	capital	earnings	(loss)	equity

Balance at December 31, 2003	914,732	$4,573,660	$3,839,817	$274,616	$27,547	$8,715,640

Net income	—	—	—	681,937	—	681,937

Other comprehensive loss	—	—	—	—	(2,056)	(2,056)

5% stock dividend, net of
fractional shares	44,996	224,980	272,251	(497,231)	—	—

Balance at December 31, 2004	959,728	4,798,640	4,112,068	459,322	25,491	9,395,521

Net income	—	—	—	1,135,277	—	1,135,277

Other comprehensive loss	—	—	—	—	(184,018)	(184,018)

5% stock dividend, net of
fractional shares	47,620	238,100	396,674	(634,774)	—	—

Issuance of common stock	6,880	34,400	40,800	75,200

Stock option expense	19,812	19,812

Effect of holding company
reorganization	—	4,569,354	(4,569,354)	—	—	—

Balance at December 31, 2005	1,014,228	$9,640,494	$—	$959,825	$(158,527)	$10,441,792

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,135,277	$681,937
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	170,774	186,090
Compensation expense as result of vesting acceleration of stock options	19,812
Realized loss on available-for-sale securities	—	12,156
Gain on sale of bank equipment	(250)	—
Gain on sale of real estate owned	(29,574)	—
Provision for loan losses	625,327	613,856
Earnings on bank-owned life insurance	(52,248)	(56,143)
Deferred income tax benefit	(188,000)	(33,000)
Change in assets and liabilities:
Increase in accrued interest receivable	(185,076)	(125,623)
(Increase) decrease in other assets	172,582	(114,730)
Increase in accrued interest payable	130,581	20,010
Increase (decrease) in accrued expenses and other liabilities	300,213	22,234

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,099,418	1,206,787

CASH FLOWS FROM INVESTING ACTIVITIES
Net purchases of time deposits	(1,136,561)	(2,739,439)
Purchase of available-for-sale investments	(6,050,152)	(5,344,908)
Sales of available for sale investments	—	2,299,525
Proceeds from sale of bank equipment	250	—
Proceeds from sale of real estate owned	68,538	—
Proceeds from maturities and calls of available for sale investments	3,164,405	3,332,634
Purchases of held to maturity investments	(4,426,953)	(1,662,486)
Net increase in loans	(25,321,247)	(16,613,098)
Purchase of Federal Home Loan Bank stock	(256,200)	(11,600)
Purchase of investments accounted for under the cost method	(175,000)	(305,486)
Investment in unconsolidated trust	(155,000)	—
Purchases of bank premises and equipment	(327,168)	(48,916)

NET CASH USED BY INVESTING ACTIVITIES	(34,615,088)	(21,093,774)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	20,445,347	21,252,564
Issuance of common stock	75,200	—
Net increase (decrease) in short term borrowings	1,055,000	(343,000)
Net increase (decrease) in long term borrowings	9,821,666	(333,333)

NET CASH PROVIDED BY FINANCING ACTIVITIES	31,397,213	20,576,231

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,118,457)	689,244

CASH AND CASH EQUIVALENTS, BEGINNING	10,628,958	9,939,714

CASH AND CASH EQUIVALENTS, ENDING	$9,510,501	$10,628,958
CASH AND CASH EQUIVALENTS
Cash and due from banks	$4,903,580	$2,552,526
Interest-earning deposits in banks	4,606,921	3,396,432
Federal funds sold	—	4,680,000
	$9,510,501	$10,628,958
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$2,924,589	$1,900,080
Income taxes paid	397,692	219,790
Unrealized loss on investment securities available for sale, net	184,018	2,056
Transfer from loans to real estate owned	117,413	38,965

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE A - ORGANIZATION AND OPERATIONS

Cornerstone Bank (the “Bank”) was incorporated on March 14, 2000 and began banking operations on March 15, 2000. The Bank is engaged in general commercial and retail banking in eastern North Carolina, principally in Wilson County, and operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

In June 2005, the shareholders of Cornerstone Bank (the “Bank”) approved an Agreement and Plan of Reorganization pursuant to which the Bank became a wholly owned banking subsidiary of CB Financial Corporation (the “Company”), a North Carolina corporation formed as a holding company for the Bank. At the closing of the holding company reorganization (the “Reorganization”), one share of the Company’s no par value common stock was exchanged for each of the outstanding shares of the Bank's $5.00 par value common stock. The Company currently has no operations and conducts no business on its own other than its ownership of the Bank and the common shares of Financial Capital Trust I, a Connecticut statutory trust to facilitate the issuance of $5 million of trust preferred securities. See Note G. All intercompany transactions and balances have been eliminated in consolidation.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of CB Financial Corporation and Cornerstone Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to management’s determination of the allowance for loan losses.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks,” “Interest-earning deposits in banks” and “Federal funds sold.”

Investment Securities Available for Sale

Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of deferred income tax, on available for sale securities are reported as a net amount in accumulated other comprehensive income. Gains and losses on the sale of investment securities available for sale are determined using the specific-identification method. Declines in the fair value of individual investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities Held to Maturity

Investment securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current business and economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management’s internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Mortgage Operations

The Bank originates single family, residential first mortgage loans on a presold basis. The Bank recognizes certain origination and service release fees upon the sale, which are included in non-interest income on the statements of operations under the caption “Mortgage operations.”

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Company’s premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 35 years for buildings, 3 to 15 years for furniture, fixtures and equipment and 2 to 5 years for computers and related equipment. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Stock in Federal Home Loan Bank of Atlanta and Investments accounted for under the Cost Method

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), which is carried at cost. Because of the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2005.

Periodically, the Company invests in nonmarketable equity securities which are accounted for under the cost method. These investments, which are carried at cost, were not considered impaired at December 31, 2005 and management has not identified any events or changes in circumstances that may have had a significant adverse effect on their fair values. These investments are included in other assets in the accompanying consolidated balance sheets.

Real Estate Owned

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest expense.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Comprehensive Income

The Company reports as comprehensive income all changes in stockholders' equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company's only component of other comprehensive income is unrealized gains and losses on investment securities available for sale.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options to be issued under the Company’s stock option plans are expected to have no intrinsic value at the grant date and, under APB Opinion No. 25, no compensation cost will be recognized for them. Upon the grant of options, the Company expects to apply the accounting methodology in APB Opinion No. 25 and, as a result, will provide pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting were being applied.

	2005	2004
	(Amounts in thousands,
	except per share data)
Net income:
As reported	$1,135	$682
Deduct: Total stock-based employee compensation
expense determined under fair value method
for all awards, net of related tax effects	(188)	(52)

Pro forma	$947	$630

Basic net income per share:
As reported	$1.13	$.68
Pro forma	.94	.63

Diluted net income per share:
As reported	$1.10	$.67
Pro forma	.92	.62

During 2005, the Company elected to accelerate the vesting of options whereby all outstanding options were fully vested immediately. The acceleration of vesting resulted in compensation expense of $19,812 for 2005 (see Note M).

Per Share Results

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock option, and are determined using the treasury stock method.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Per Share Results (Continued)

The basic and diluted weighted average shares outstanding are as follows:

	2005	2004

Weighted average outstanding shares used for basic EPS	1,007,650	1,007,348

Plus incremental shares from assumed exercise of
stock options	27,099	15,001

Weighted average outstanding shares used for diluted EPS	1,034,749	1,022,349

There were no adjustments required to be made to net income in the computation of diluted earnings per share. For the years ended December 31, 2005 and 2004, there were no options that were anti-dilutive as a result of the exercise price exceeding the average market price of the Company’s common stock for the year.

On June 28, 2005, the Company’s Board of Directors declared a 5% stock dividend, which was distributed August 20, 2005, to shareholders of record on June 28, 2005. On May 12, 2004, the Company’s Board of Directors declared a 5% stock dividend, which was distributed May 31, 2004, to shareholders of record on April 30, 2004. All references to per share results and weighted average common and common equivalent shares outstanding have been adjusted to reflect the effects of these stock dividends.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin 51—Consolidated Financial Statements.” This interpretation provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. FIN 46 requires an enterprise to consolidate a variable interest entity when the enterprise (a) absorbs a majority of the variable interest entity’s expected losses, (b) receives a majority of the entity’s expected residual returns, or (c) both, as a result of ownership, contractual or other financial interests in the entity. Prior to the effective date of FIN 46, entities were generally consolidated by an enterprise that had control through ownership of a majority voting interest in the entity. FIN 46 originally applied immediately to variable interest entities created or obtained after January 31, 2003. During 2003, the Bank did not participate in the creation of, or obtain a new variable interest in, any variable interest entity. In December 2003, the FASB issued FIN 46R, a revision to FIN 46, which modified certain requirements of FIN 46 and allowed for the optional deferral of the effective date of FIN 46R for annual or interim periods ending after March 15, 2004. The Company has assessed their statutory business trust and determined that it should not be consolidated. Accordingly, the statutory business trust and the debt issued to the trust were recorded in accordance with FIN 46 and remain unconsolidated. The remaining provisions of FIN 46R did not have a material impact on the consolidated results of operations or consolidated financial condition of the Company.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

On December 12, 2003, the American Institute of Certified Public Accountants (AICPA) released Statement of Position (SOP) 03-03, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This statement of position addresses accounting for differences between contractual cash flows and cash flows expected to be collected from investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of SOP 03-3 on January 1, 2005 did not have a material impact on the consolidated financial statements.

In November 2003, the Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (EITF 03-1). EITF 03-1 provided guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. In September 2004, FASB issued a FASB Staff Position (FSP EITF 03-1-b) to delay the requirement to record impairment losses EITF 03-1. The guidance also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requirements for disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, which addresses the determination as to when an investment is considered impaired. This FSP nullifies certain requirements of EITF 03-1 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” This FSP is to be applied to reporting periods beginning after December 15, 2005. The Company has considered the impact of this FSP and does not expect it to be material.

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (IRLC), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, “Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133.” Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company adopted the provisions of SAB 105 effective April 1, 2004. Since the provisions of SAB 105 affect only the timing of the recognition of mortgage banking income, the adoption of SAB 105 did not have a material adverse effect on either the Company’s consolidated financial position or consolidated results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R) (SFAS No. 123(R)), “Share-Based Payment,” which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period or the period the employee will be retirement eligible. SFAS No. 123(R) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (ESPPs). Awards to most nonemployee directors will be accounted for as employee awards. This Statement was to be effective for public companies that do not file as small business issuers as of the beginning of interim or annual reporting periods beginning after June 15, 2005. In April 2005, the Securities and Exchange Commission (SEC) issued Release No. 2005-57, which defers the effective date of SFAS No. 123(R) for many registrants. Registrants that do not file as small business users must adopt SFAS No. 123(R) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the adoption of SFAS No. 123(R) on January 1, 2006 is expected to have a material effect the consolidated financial statements.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

During 2005, the Company elected to accelerate the vesting of options whereby all outstanding options were fully vested immediately. The acceleration of vesting resulted in compensation expense of $19,812 for 2005 (see Note M).

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107), which contains guidance on applying the requirements in SFAS No. 123(R). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(R) is adopted. The Company adopted SAB 107 on January 1, 2006, and expects the effect on its consolidated financial statements to be material.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS No. 154), “Accounting Changes nd Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities, with gross unrealized gains and losses, are as follows:

	December 31, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale: U.S. government securities and obligations of U.S. government agencies	$5,866,219	$-	$(85,998)	$5,780,221
Mortgage-backed securities	7,832,386	2,817	(174,795)	7,660,408

	$13,698,605	$2,817	$(260,793)	$13,440,629

Securities held to maturity: Municipal securities	$6,082,888	$2,462	$(143,125)	$5,942,225

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE C - INVESTMENT SECURITIES (Continued)

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale: U.S. government securities and obligations of U.S. government agencies	$5,020,122	$6,669	$(18,197)	$5,008,594
Mortgage-backed securities	5,846,683	61,682	(8,672)	5,899,693

	$10,866,805	$68,351	$(26,869)	$10,908,287

Securities held to maturity: Municipal securities	$1,663,116	$22,145	$-	$1,685,261

The following tables show gross unrealized losses and fair values of investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004.  At December 31, 2005, the unrealized losses relate to ten U.S. government and U.S. government agency securities and eleven mortgage-backed securities and nineteen municipal securities. The unrealized losses relate to debt securities that have incurred fair value reductions due to higher market interest rates since the securities were purchased.  The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased. Because none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, none of the securities are deemed to be other than temporarily impaired.

	December 31, 2005
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale: U.S. government securities and obligations of U.S. government agencies	$2,969,844	$32,846	$1,967,031	$31,725	$4,936,875	$64,571
Mortgage-backed securities	5,750,504	114,817	2,547,132	81,405	8,297,636	196,222

Total temporarily impaired available for sale securities	$8,720,348	$147,663	$4,514,163	$113,130	$13,234,511	$260,793

Securities held to maturity: Municipal securities	$5,194,763	$143,125	$-	$-	$5,194,763	$143,125

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE C - INVESTMENT SECURITIES (Continued)

	December 31, 2004
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale: U.S. government securities and obligations of U.S. government agencies	$2,481,094	$(18,197)	$-	$-	$2,481,094	$(18,197)
Mortgage-backed securities	2,638,061	(5,103)	645,689	(3,569)	3,283,750	(8,672)

Total temporarily impaired available for sale securities	$5,119,155	$(23,300)	$645,689	$(3,569)	$5,764,844	$(26,869)

Securities with a carrying value of $5.7 million and $1.0 million December 31, 2005 and 2004, respectively, were pledged to secure borrowings.

For the years ended December 31, 2005 and 2004, proceeds from sales of securities available for sale amounted to $0 and $2,299,525, respectively. From the sales, gross realized losses amounted to $0 and $12,156 and gross realized gains amounted to $0 and $0 for the years ended December 31, 2005 and 2004, respectively.

The amortized cost, fair value and weighted average yield, based on amortized cost, of the Company's investment securities available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value	Weighted Average/ Yield
	(Dollars in thousands)
Securities available for sale: U.S. government agency securities Due within one year	$1,499	$1,481	2.34%
Due after one but within five years	3,001	2,954	3.87%
Due after five but within ten years	1,366	1,345	5.46%
	5,866	5,780	3.85%
Mortgage-backed securities Due after five but within ten years	829	802	4.60%
Due after ten years	7,003	6,858	5.14%
	7,832	7,660	5.09%
Total securities available for sale Due within one year	1,499	1,481	2.34%
Due after one but within five years	3,001	2,954	3.87%
Due after five but within ten years	2,195	2,147	5.13%
Due after ten years	7,003	6,858	5.14%

	$13,698	$13,440	4.56%

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE C - INVESTMENT SECURITIES (Continued)

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

The amortized cost, fair value and weighted average yield of the Company's investment securities held to maturity at December 31, 2005, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value	Weighted Average/ Yield
	(Dollars in thousands)
Securities held to maturity: Municipal securities:
Due after one but within five years	$844	$827	3.57%
Due after five but within ten years	795	784	3.60%
Due after ten years	4,444	4,331	4.26%
Total securities held to maturity	$6,083	5,942	3.53%

NOTE D - LOANS

Following is a summary of loans at December 31, 2005 and 2004:

	2005		2004
	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)
Real estate - mortgage	$4,753	4.15%	$3,724	4.17%
Real estate - construction	3,733	3.26%	4,068	4.55%
Home equity lines of credit	6,916	6.04%	5,574	6.24%
Commercial and industrial loans	92,607	80.88%	71,376	79.87%
Loans to individuals	6,496	5.67%	4,618	5.17%
Total loans	114,505	100.00%	89,360	100.00%
Less:
Allowance for loan losses	(1,775))		(1,216)
Deferred loan fees and costs, net	(37		(30)
Net loans receivable	$112,693		$88,114

Loans are primarily made in Wilson County, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by local economic conditions.

As of December 31, 2005 there were approximately $2.2 million in non-accrual loans. The average recorded investment in impaired loans during the year ended December 31, 2005 was approximately $634,000. Interest income that would have been recorded on impaired loans totaled approximately $100,000 for the year ended December 31, 2005.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE D - LOANS (Continued)

As of December 31, 2004 there were no impaired or nonaccrual loans, and loans greater than 90 days past due that continued to accrue interest totaled $293,000. Interest income that would have been recorded on nonaccrual loans for the year ended December 31, 2004 was not material.

There was one restructured loan for approximately $11,000 at December 31, 2005 and no restructured loans at December 31, 2004.

Following is a summary of activity in the allowance for loan losses for the years indicated:

	At or for the Years Ended December 31
	2005	2004
	(Dollars in thousands)

Allowance for loan losses at beginning of year	$1,216	$1,033
Provision for loan losses	625	614
	1,841	1,647
Loans charged-off:
Real estate - mortgage	-	(25)
Commercial and industrial	(89)	(396)
Loans to individuals	(10)	(16)
Total charge-offs	(99)	(437)

Recoveries of loans previously charged off:
Commercial and industrial	27	1
Home equity	-	5
Loans to individuals	6	-
Total recoveries	33	6
Net charge-offs	(66)	(431)

Allowance for loan losses at end of year	$1,775	$1,216

Net charge-offs as a percent of average loans outstanding during the year	.07%	0.53%
Allowance for loan losses as a percent of loans at period end	1.55%	1.36%

Following is a summary of allocation of the allowance for loan losses to the indicated categories of loans and the percentage that all loans in each category bears to total loans outstanding:

	At December 31,
	2005		2004
	Amount	% of Total Loans	Amount	% of Total Loans
	(Dollars in thousands)

Real estate - mortgage	$74	4.15%	$51	4.17%
Real estate - construction	58	3.26%	55	4.55%
Home equity lines of credit	107	6.04%	76	6.24%
Commercial and industrial loans	1,436	80.88%	971	79.87%
Loans to individuals	100	5.67%	63	5.17%
Total	$1,775	100.00%	$1,216	100.00%

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE D - LOANS (Continued)

At December 31, 2005, the Company had loan commitments outstanding of $355,000, pre-approved but unused lines of credit totaling $29.6 million and commercial and standby letters of credit of $70,700. In management’s opinion, these commitments represent no more than normal lending risk to the Company and will be funded from normal sources of liquidity.

The Company has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

2005

Balance at beginning of year	$1,785
Borrowings	4,138
Repayments	2,061
Balance at end of year	$3,862

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of the Company’s premises and equipment at December 31, 2005 and 2004:

	2005	2004

Land	$251,037	$251,037
Buildings	1,240,208	1,237,990
Leasehold improvements	37,091	-
Furniture and equipment	816,945	532,658
	2,345,281	2,021,685
Less accumulated depreciation	(588,009)	(481,935)

Total	$1,757,272	$1,539,750

Depreciation and amortization amounting to $109,646 and $93,797 for the years ended

December 31, 2005 and 2004, respectively, is included in occupancy and equipment expense and data processing expense.

The Company leases a branch facility, a loan production office, and certain equipment under separate agreements that expire at various dates through October 31, 2012. Future rentals under these leases are as follows:

2006	$56,839
2007	47,839
2008	38,839
2009	38,839
2010	38,839
Thereafter	$292,400

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE E - PREMISES AND EQUIPMENT (Continued)

Rental expense amounting to approximately $5,000 and $0 during the years ended December 31, 2005 and 2004, respectively, is included in occupancy and equipment expense on the accompanying consolidated statements of operations.

NOTE F - DEPOSITS

At December 31, 2005, the scheduled maturities of time deposit (dollars in thousands) are as follows:

2006	$58,337
2007	7,409
2008	10,987
2009	1,052
2010	3,410

Total	$81,195

The above table includes time deposits of $100,000 and over, which at December 31, 2005, totaled $33.0 million. Of that total, $14.6 million had scheduled maturities within three months; $3.5 million after three but within six months; $7.5 million after six but within twelve months; and $7.4 million after twelve months. Time deposits of $100,000 and over totaled $21.0 million at December 31, 2004.

The weighted average cost of time deposits was 4.01% and 2.93% at December 31, 2005 and 2004, respectively.

NOTE G - BORROWINGS

The Company may purchase federal funds through unsecured federal funds lines of credit totaling $15.3 million. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and term of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (4.60% at December 31, 2005). Advances totaling $1,055,000 were outstanding under these lines at December 31, 2005. There were no advances outstanding under these lines of credit at December 31, 2004. The maximum amounts outstanding under these lines of credit at any month end during 2005 and 2004 were $3,300,000 and $3,000,000, respectively. The average amounts outstanding under these lines of credit were $171,463 for 2005 and $276,390 for 2004.

The Company has an available line of credit with the FHLB equal to 10% of total assets. Advances under this line are secured by eligible securities and qualifying first mortgage loans.  The balance of qualifying pledged first mortgage loans as of December 31, 2005 was approximately $8.1 million.

Advances from the FHLB of Atlanta consisted of the following at December 31, 2005 and 2004:

Maturity	Interest Rate	2005	2004
March 14, 2006	1.88%	$83,333	$416,667
September 8, 2015	3.93%	5,000,000	-
July 16, 2012	3.90%	1,250,000	1,250,000

		$6,333,333	$1,666,667

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE G - BORROWINGS (Continued)

On July 8, 2005, the Company formed CB Financial Capital Trust I, a Connecticut statutory trust (the “Trust”). On July 12, 2005, the Trust issued and sold $5,000,000 of the Trust’s Floating rate preferred securities (the “Trust Preferred Securities”) to an institutional investor in a private placement and issued $155,000 in common securities (the “Common Securities”) to the Company. The Trust Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. The proceeds from the Trust’s sale of the Trust Preferred Securities and its sale of the Common Securities were used by the Trust to purchase $5,155,000 of the Company’s Floating junior subordinated notes (the “Notes”). The net proceeds to the Company from its sale of the Notes to the Trust were invested in the Bank as additional capital to support growth and for other general corporate purposes. The Notes and the Trust Preferred Securities bear an interest rate of 185 basis points over the three-month LIBOR (London Inter-Bank Offered Rate). The Trust Preferred Securities generally rank equal to the Common Securities in priority of payment, but will rank prior to Common Securities if, and so long as, the Company fails to make principal or interest payment on the Notes. The Notes and Trust Preferred Securities each have 30-year lives and will each be callable by the Company or the Trust, at their option, on or after September 15, 2010. The Company has the option to defer interest for up to five years on the debentures. The Notes qualify as Tier I capital under Federal Reserve Board guidelines. Consistent with the provisions of FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities,” the Company has not included the Trust in the consolidated entity.

NOTE H - INCOME TAXES

The significant components of the provision for income taxes for 2005 and 2004 are as follows:

	2005	2004

Current tax provision:	$653,000	$255,996
Federal	144,000	42,000
State	797,000	297,996

Deferred tax provision:	(156,000)	25,000
Federal	(32,000)	4,000
State	(188,000)	29,000

Provision for income before adjustment to deferred tax asset tax expense valuation allowance	609,000	326,996
Decrease in valuation allowance	-	(62,000)
Net provision for income taxes	$609,000	$264,996

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE H - INCOME TAXES (Continued)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2005	2004

Tax expense computed at the statutory federal rate	$593,000	$322,000

Increase (decrease) resulting from: Sate income taxes, net of federal tax effect	74,000	30,000
Nontaxable income	(56,000)	(27,000)
Adjustment to deferred tax asset valuation allowance	-	(62,000)
Other, net	(2,000)	1,996

Provision for income taxes	$609,000	$264,996

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets relating to:
Allowance for loan losses	$560,000	$340,000
Pre-opening costs and expenses	-	6,000
Investment securities available for sale	99,450	-
Total deferred tax assets	659,450	346,000

Deferred tax liabilities relating to:
Premises and equipment differences	(107,000)	(71,000)
Prepaid expenses	(6,000)	(16,000)
Investment securities available for sale	-	(15,991)
Total deferred tax liabilities	(113,000)	(102,991)

Net recorded deferred tax asset	$546,450	$243,009

NOTE I - OTHER NON-INTEREST EXPENSE

The major components of other non-interest expense for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004

Postage, printing and office supplies	$104,276	$74,176
Advertising and promotion	99,071	88,446
Professional services	189,769	148,998
Other	376,034	286,484

Total	$769,150	$598,104

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE J - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2005, that the Company meets all capital adequacy requirements to which it is subject. At December 31, 2005, the Company’s total risk-based capital, Tier I risk-based capital, and leverage ratios were 15.5%, 12.8% and 9.6%, respectively.

As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts (in thousands) and ratios are also presented in the table below:

	For the Bank		Minimum Requirements
	Capital Amount	Capital Ratio	For Capital Adequacy	To Be Well Capitalized
As of December 31, 2005
Tier I capital (to risk-weighted assets)	$15,538	14.1%	4.0%	6.0%
Total capital - Tier II capital (to risk-weighted assets)	16,920	15.4%	8.0	10.0
Leverage - Tier I capital (to average assets)	15,538	10.5%	4.0	5.0

As of December 31, 2004
Tier I capital (to risk-weighted assets)	$9,370	10.9%	4.0%	6.0%
Total capital - Tier II capital (to risk-weighted assets)	0,449	12.1	8.0	10.0
Leverage - Tier I capital (to average assets)	,370	8.1	4.0	5.0

The Bank may not declare or pay a cash dividend, or repurchase any of its capital stock, if the effect would cause the regulatory net worth of the Bank to fall to an amount which is less than the minimum required by the FDIC and the North Carolina Office of the Commissioner of Banks.

NOTE K - OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, undisbursed lines of credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE K - OFF-BALANCE SHEET RISK (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Company’s exposure to off-balance sheet credit risk as of December 31, 2005 is as follows:

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$55,000
Undisbursed lines of credit	29,577,759
Commercial and standby letters of credit	70,700

NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-bearing deposits in banks, federal funds sold, time deposits, investments, loans, stock in the FHLB of Atlanta, bank-owned life insurance, deposit accounts and borrowings. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks, Interest-Earning Deposits In Banks and Federal Funds Sold

The carrying amounts for cash and due from banks, interest-earning deposits in banks and federal funds sold approximate fair value because of the short maturities of those instruments.

Time Deposits

The fair value of time deposits is estimated using rates currently offered for instruments of similar maturity.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Investment Securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Stock in Federal Home Loan Bank of Atlanta

The fair value for FHLB stock approximates carrying value, based on the redemption provisions of the FHLB.

Investment in Bank-Owned Life Insurance

The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Deposits and Borrowings

The fair value of demand, savings, money market and NOW deposits is the amount payable on demand at the reporting date. The fair value of time deposits and borrowings is estimated based on discounting cash flows using the rates currently offered for instruments of similar remaining maturities.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Financial Instruments with Off-Balance Sheet Risk (Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2005 and 2004:

	2005		2004
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(In thousands)
Financial assets:
Cash and due from banks	$4,904	$4,904	$2,717	$2,717
Interest-earning deposits in banks	4,607	4,607	3,396	3,396
Federal funds sold	-	-	4,680	4,680
Time deposits	5,453	5,453	4,316	4,316
Investment securities available for sale	13,441	13,441	10,908	10,908
Investment securities held to maturity	6,083	5,942	1,663	1,685
Accrued interest receivable	628	628	443	443
Federal Home Loan Bank stock	529	529	272	272
Investment in bank-owned life insurance	1,338	1,338	1,285	1,285
Loans	112,693	112,642	88,114	88,446
Financial liabilities:
Deposits	129,069	129,128	108,624	109,012
Borrowings	12,543	12,465	1,667	1,670
Accrued interest payable	238	238	107	107

NOTE M - EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(k) Plan

The Company has a 401(k) Plan (the “Plan”) in which substantially all employees participate. The Company makes matching contributions equal to 100 percent of the first 6 percent of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee equally over a four-year period. For the years ended December 31, 2005 and 2004, expense attributable to the Plan amounted to $62,836 and $48,836, respectively.

Stock Option Plans

During 2002 the Company adopted, with shareholder approval, an Employee Stock Option Plan (the “Employee Plan”) and a Director Stock Option Plan (the “Director Plan”). Each plan makes available options to purchase 76,461 shares of the Company’s common stock for an aggregate number of common shares reserved for options equal to 152,922. No options were granted prior to 2003. On August 31, 2003 options to purchase 125,682 shares of common stock were granted. All options granted originally were scheduled to vest over five years, with 20% vesting on the first anniversary of the grant date, and 20% vesting annually thereafter. During 2005, an amendment was made to the plan providing for accelerated vesting of all options, resulting in all options being immediately vested. The acceleration of vesting resulted in compensation expense of $19,812 for 2005. All unexercised options expire ten years after the date of grant. A summary of the Company’s option plans as of and for the years ended December 31, 2005 and 2004, giving effect to 5% stock dividends in both 2005 and 2004, is as follows:

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE M - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plans (Continued)

			Outstanding Options		Exercisable Options
	Shares in Plans	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price

At December 31, 2003	152,922	27,240	125,682	$10.43	-	$-

Options granted/vested	-	-	-	-	24,586	10.43
Options forfeited	-	2,756	(2,756)	10.43	-	-

At December 31, 2004	152,922	29,996	122,926	10.43	24,586	10.43

Options granted/vested	-	-	-	-	97,789	10.43
Options forfeited	-	551	(551)	10.43	-	-

At December 31, 2005	152,922	30,547	122,375	$10.43	122,375	$10.43

The weighted average remaining life of all options outstanding as of December 31, 2005, all of which have an exercise price of $10.43, is 7.7 years. The fair value of each option granted in 2003 was $2.12, and was determined as of the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 3.25%, a dividend yield of 0%, volatility of 0%, and an expected life of seven years.

Employment Agreements

The Company has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. This agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s right to receive certain vested rights, including compensation. In the event of a change in control of the Company, as outlined in the agreement, the acquirer will be bound to the terms of this contract.

The Company also has entered into agreements with three executive officers which provide for severance pay benefits in the event of a change in control of the Company resulting in the termination of such executive officers or diminished compensation, duties or benefits.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the "Purchase Plan") is a voluntary plan that enables full-time employees of the Company and its subsidiary to purchase shares of our common stock. The Purchase Plan is administered by a committee of the Board of Directors, which has broad discretionary authority to administer the Purchase Plan. The Company's Board of Directors may amend or terminate the Purchase Plan at any time. The Purchase Plan is not intended to be qualified as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

Once a year, participants in the Purchase Plan purchase the Company's common stock at the lesser of: (a) eighty-five percent (85%) of the fair market value of the common stock on the date of grant, or (b) eighty-five percent (85%) of the fair market value of the common stock on the purchase date. Participants are permitted to purchase shares under the Purchase Plan up to a maximum purchase amount not to exceed $25,000 in fair market value.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE M - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee stock purchase (Continued)

As of December 31, 2005, 40,000 shares of our common stock had been reserved for issuance under the Purchase Plan, and 6,880 shares had been purchased, all of which occurred during 2005.

NOTE N - PARENT COMPANY FINANCIAL DATA

CB Financial Corporation became the holding company for Cornerstone Bank on June 8, 2005. Following are condensed financial statements of CB Financial Corporation as of and for the period ended December 31, 2005 presented in thousands.

Condensed Balance Sheet
December 31, 2005

2005
Assets:
Cash on deposit in subsidiary	$75
Investment in subsidiaries	15,535
Total assets	$15,610

Liabilities:
Junior subordinated debentures	$5,155
Other liabilities	14
Total liabilities	5,169

Stockholders’ equity:
Common stock	9,640
Retained earnings	960
Accumulated other comprehensive loss	(159)
Total stockholders’ equity	10,441
Total liabilities and stockholders’ equity	$15,610

Condensed Statement of Operations
Period Ended December 31, 2005

2005

Equity in undistributed net income of subsidiaries	$742
Interest income	3
Interest expense	(138)
Other expense	(20)

$587

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE P - PARENT COMPANY FINANCIAL DATA (Continued)

2005
Operating activities:
Net income	$587
Equity in income of subsidiary	(742)
Compensation expense as result of vesting acceleration of stock options	20
Increase in other liabilities	14
(121)

Investing activities:
Investment in subsidiary	(5,155)
Dividends received from the Bank	121
(5,034)

Financing activities:
Proceeds from junior subordinated debentures	5,155
Issuance of common stock	75
5,230

Net increase in cash	75

Cash, beginning of period	-
Cash, end of period	$75

CB FINANCIAL CORPORATION AND SUBSIDIARY
Management and Bank Personnel

DIRECTORS

John C. Anthony
Partner: Anthony, Moore and Tabb CPA's

Thomas E. Brown III
Chairman of the Board
Chairman and CEO of Brown Oil Company

Robert E. Kirkland III
Owner/Manager of Barnes Motor & Parts Co., Inc.

Judy A. Muirhead
Owner/ Manager of JAM Properties, JAM Rentals
and JAM Investments

W. Coalter Paxton III
President of Paxton Mini Storages, Inc. and PBS
Storage, Inc. and Manager of Paxton Bonded Warehouse, Inc.

Norman B. Osborn
President and CEO
Cornerstone Bank

Gregory A. Turnage
Owner and President of PLT Construction Inc., PLT Concrete Services, Inc., PLT Utilities, Inc. and
President of T. & H. Electric, Inc.

S. Christopher Williford
President and Owner of Southern Piping Company, Inc.

David W. Woodard
Secretary for Cornerstone Bank
Law Partner, Connor, Bunn, Rogerson & Woodard

EXECUTIVE OFFICERS

Norman B. Osborn
President and CEO

G. Brooks Batchelor
Executive Vice President, Sr. Business Development Officer

Robert K. Ladd III
Executive Vice President, Chief Lending Officer

Robert W. Kernodle
Executive Vice President, Chief Information Officer

CB FINANCIAL CORPORATION AND SUBSIDIARY
General Corporate Information

Office Location

3710 Nash Street North
Wilson, NC 27896
www.thecornerstonebank.com

Regulatory and Securities Counsel	Stock Transfer Agent
Brooks, Pierce, McLendon	First-Citizens Bank & Trust Company
Humphrey & Leonard, L.L.P.	Corporate Trust Dept.
P. O. Box 26000	100 East Tryon Road
Greensboro, NC 27420	Raleigh, NC 27603

Independent Auditors

Dixon Hughes PLLC
2501 Blue Ridge Road, Suite 200
Raleigh, NC 27607

Common Stock

The Company had 1,014,228 shares of common stock outstanding which were held by approximately 1,346 holders of record (excluding shares held in street name) as of December 31, 2005. The North Carolina Commissioner of Bank’s prior approval is required for the payment of any cash dividend by the Company. To date, the Company has not paid any cash dividend.

Market for the Common Stock

There is no public trading market for the Company’s common stock. Certain sales have been facilitated by the Company in 2005 and 2004, all of which were, to the knowledge of management, at prices ranging from $12.38 to $15.00 per share. The price paid for the Company’s common stock in the last trade known to management to have occurred during 2005 was $15.00, which trade occurred on December 23, 2005.

Annual Shareholders Meeting

The 2006 Annual Meeting of shareholders of CB Financial Corporation will be held at 10:00 a.m. on May 25, 2006 at Something Different, 3342 Airport Boulevard, Wilson, North Carolina 27896.

Annual Report on Form 10-KSB

A copy of CB Financial Corporation’s 2005 Annual Report on Form 10-KSB, as filed with the Federal Deposit Insurance Corporation, is available without charge to shareholders upon written request to Norman B. Osborn, President and CEO, Cornerstone Bank, 3710 Nash Street North, Wilson, North Carolina 27896.

This Annual Report serves as the annual financial disclosure statement furnished pursuant to the Federal Deposit Insurance Corporation’s rules and regulations. This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.