Form 10KSB, Exhibit 13
period 2006-12-31
CB Financial CORP
filed 2007-03-29
CIK 1329385

EXHIBIT 13

2006 Annual Report

[The 2006 Annual Report to stockholders, excluding Letter to Stockholders.]

CB FINANCIAL CORPORATION
AND SUBSIDIARY

2006 Annual Report

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

The selected financial information and other data presented below has been derived, in part, from the audited consolidated financial statements of the Company (periods prior to 2005 reflect Bank operations only). The selected financial information and other data should be read in conjunction with the consolidated financial statements and notes thereto presented elsewhere herein.

	At or for the Periods Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share data)
Operating Data:
Total interest income	$11,320	$7,618	$5,102	$4,285	$3,640
Total interest expense	5,551	3,048	1,920	1,845	1,534
Provision for loan losses	942	625	614	374	391
Net interest income after
provision for loan losses	4,827	3,945	2,568	2,066	1,715
Total non-interest income	1,030	867	724	1,014	782
Total non-interest expense	4,218	3,068	2,345	2,239	1,969
Income tax expense	524	609	265	-	-
Net income	$1,115	$1,135	$682	$841	$528

Per Common Share Data: (1)
Net income per share - basic	$1.05	$1.07	$0.65	$0.80	$0.61
Net income per share - diluted	1.01	1.04	0.64	0.80	0.61
Book value	10.97	9.81	8.88	8.23	7.48
Selected Year-End Balance Sheet Data:
Loans	$120,619	$114,468	$89,330	$73,187	$58,649
Allowance for loan losses	1,687	1,775	1,216	1,033	845
Other earning assets	40,886	30,112	25,237	17,011	13,229
Total assets	171,158	152,771	119,972	98,674	74,974
Deposits	147,411	129,069	108,624	87,371	65,519
Borrowings	11,405	12,543	1,667	2,343	1,250
Stockholders’ equity	11,744	10,442	9,396	8,716	7,909
Selected Average Balances:
Total assets	$161,043	$132,455	$105,981	$89,666	$65,526
Loans	116,020	97,732	81,235	65,907	48,896
Total interest-earning assets	153,161	125,718	100,922	85,220	62,098
Deposits	137,884	116,184	93,852	78,742	58,210
Total interest-bearing liabilities	137,222	103,257	89,687	75,907	54,503
Stockholders’ equity	10,894	10,017	8,703	8,336	6,014
Selected Performance Ratios:
Return on average assets	.69%	0.86%	0.64%	0.94%	0.81%
Return on average equity	10.23%	11.33%	7.84%	10.09%	8.78%
Net interest margin	3.77%	3.63%	3.15%	2.86%	3.39%
Non-interest expense to average assets	2.62%	2.32%	2.21%	2.50%	3.00%
Asset Quality Ratios:
Allowance for loan losses to
period-end loans	1.40%	1.55%	1.36%	1.41%	1.44%
Net loan charge-offs to average loans	.89%	0.07%	0.53%	0.28%	0.14%

Capital Ratios:
Total risk-based capital	14.43%	15.54%	12.13%	13.44%	14.63%
Tier 1 risk-based capital	12.66%	12.83%	10.88%	12.19%	13.39%
Leverage ratio	9.35%	9.60%	8.08%	9.13%	10.63%
Equity to assets	6.86%	6.82%	7.83%	8.83%	10.55%
Average equity to average assets	6.76%	7.56%	8.21%	9.30%	9.18%

(1)	Adjusted for the 10% stock dividend in 2002, the 5% stock dividend in 2003, the 5% stock dividend in 2004, the 5% stock dividend in 2005 and the 5% stock dividend in 2006.

CB Financial Corporation
Management’s Discussion and Analysis

The following discussion and analysis is presented to assist readers in understanding CB Financial Corporation’s financial condition and results of operations for the years ended December 31, 2006 and 2005. You should read this discussion and the related financial data in conjunction with the audited consolidated financial statements and the related footnotes, which are included elsewhere in this Annual Report. All references in this Annual Report to net income per share, price per share, book value per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect the effects of all stock dividends.

DESCRIPTION OF BUSINESS

Cornerstone Bank (“Cornerstone” or the “Bank”), a North Carolina chartered banking corporation, opened for business on March 15, 2000. The Bank is a wholly owned single bank subsidiary of CB Financial Corporation (the “Company”), a bank holding company established in 2005 and registered with the Federal Reserve under the Bank Holding Company Act of 1956. Cornerstone presently operates two full-service banking offices located at 3710 Nash Street North and 1435 Ward Blvd, Wilson, North Carolina. The Bank also operates a mortgage loan production office in Zebulon, NC at 308 North Arendell Ave. The Bank’s lending activities are oriented to the consumer/retail customer as well as to the small-to-medium sized businesses located in Wilson County and mortgage loans in Zebulon. The Bank offers the standard complement of commercial, consumer, and mortgage lending products, as well as the ability to structure products to fit specialized needs. The deposit services offered by the Bank include business and personal checking, savings account and certificates of deposit. The Bank intends to focus on customer relationships in building its deposit base and to compete aggressively for transaction accounts.

EXECUTIVE OVERVIEW

Significant accomplishments

In the opinion of management, the Company’s most significant accomplishments during 2006 were as follows:

•
Maintaining net income after significantly adding to loan loss reserves, weathering the result of changes in bankruptcy laws that negatively impacted several of our customers and incurring the start-up costs of adding second branch;

•
Acceptance of our second branch at the Wilson Mall, where deposits exceeded $50 million by year end. Some deposits shifted from the Main Office, which provided much needed relief with daily transactions and capacity. Clearly, this was a wise move.

•	Issued fifth consecutive stock dividend in the form of a 21 for 20 stock split, while still increasing book value;

•	Captured additional deposit market share resulting in the Bank now holding more than 14.4% of all deposits in Wilson County;

•	Total assets increased 12%;

•	Total deposits increased 14%;

•
Maintained the success of the “2nd 50 Club” for all senior checking customers with information seminars and trips to Myrtle Beach, SC for the Carolina Opry Christmas show and a cruise out of Norfolk, VA.

CB Financial Corporation
Management’s Discussion and Analysis

Challenges

Cornerstone weathered a challenging year of transition during 2006—a year that required many changes in our infrastructure, including additional facilities and additional human resources. While the achievement of the Company’s strategic initiatives and established long-term financial goals is subject to many uncertainties and challenges, management has identified below the challenges that are most relevant and most likely to have a near-term effect on operations:

•
Maintaining our net interest margin in anticipation of a declining rate market while competing with sometimes overly aggressive pricing competition and maintaining our implicit pledge of fair customer pricing of deposit products;

•	Finding new and maintaining existing non-interest revenue sources in light of the continued soft real estate and mortgage market;

•	Maintaining core deposit growth at a reasonable cost in a highly competitive market;

•	Maintaining our improved level of asset quality and resolving existing problem assets to a positive outcome;

•	Minimizing the costs associated with the current heightened regulatory environment.

FINANCIAL CONDITION
December 31, 2006 and 2005

Total assets grew $18.4 million, or 12.0%, during 2006, from $152.8 million at December 31, 2005, to $171.2 million at December 31, 2005. The growth in assets was primarily funded by inflows of customer deposits, which increased by $18.3 million, or 14.2%, to $147.4 million at December 31, 2006. Retention of net income of $1.1 million provided additional funding, but was offset by a decline of $1.1 million in borrowings. Net loans grew by $6.2 million and closed the year at $118.9 million, an increase of 5.5% from net loans at December 31, 2005. Liquid investments, consisting of cash and due from banks, interest-earning deposits in other banks, federal funds sold, time deposits and investment securities available for sale, totaled $45.2 million, or 26.4% of total assets, at December 31, 2006, representing an increase of $10.7 million over the beginning of year total of $34.5 million. Total stockholders’ equity increased from $10.4 million at December 31, 2005 to $11.7 million at December 31, 2006, primarily as a result of retention of net income of $1.1 million. At December 31, 2006, the Bank’s capital exceeds the levels that are deemed to be “well-capitalized” under applicable regulatory capital requirements.

CB Financial Corporation
Management’s Discussion and Analysis

RESULTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005

Overview. The Company earned net income of $1.12 million or $1.05 per basic share for the year ended December 31, 2006, as compared with net income of $1.14 million, or $1.07 per basic share, for 2005. The slight decline in net income was attributable to an increase in the provision for loan losses. Return on average assets was 0.69% and 0.86%, respectively, for 2006 and 2005. Return on average equity was 10.23% and 11.33%, respectively, for 2006 and 2005.

Net Interest Income. Net interest income increased to $5.8 million for the year ended December 31, 2006, a $1.2 million, or 26.2% increase from the $4.6 million earned in 2005. Total interest income benefited from growth in the level of average earning assets and four increases in short-term rates by the Federal Reserve during the first half of the year. Average total interest-earning assets increased by $27.4 million or 21.8% during the year ended December 31, 2006, as compared to the year ended December 31, 2005, while the average yield on interest earning assets increased by 133 basis points from 6.06% to 7.39%. Average total interest-bearing liabilities increased by $34.0 million, and the average cost increased 110 basis points, from 2.95% during 2005 to 4.05% in 2006. A $6.6 million decline in average non-interest bearing deposits. This resulted primarily from two customers that held large demand deposits during 2005 that were either transferred to interest-bearing deposits during 2006 or withdrawn. For the year ended December 31, 2006, the interest rate spread was 3.34%, a 23 basis point improvement from the year ended December 31, 2005 interest rate spread of 3.11%.

Provision for Loan Losses. The Company recorded a $942,000 provision for loan losses in 2006, after incurring $1.0 million in net charge offs. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic and business conditions and other relevant factors. In both 2006 and 2005, the provision for loan losses was made principally in response to growth in loans, as total loans outstanding increased by $ 6.2 million in 2006 and by $25.1 million in 2005, and to net loan charge-offs, which were $1.0 million in 2006 and $66,000 in 2005. The allowance for loan losses was $1.7 million and $1.8 million at December 31, 2006 and 2005, respectively, representing 1.40% and 1.55%, respectively, of loans outstanding. At December 31, 2006, loans delinquent more than 90 days or on non-accrual amounted to $1.4 million. Interest income that would have been recorded on non-accrual loans was $74,000 for the year ended December 31, 2006. There were $2.2 million of non-performing loans at December 31, 2005. The $1.0 million in net charge offs during 2006 resulted primarily from write-downs of several commercial loan relationships. In October of 2005, federal bankruptcy laws were changed and many bankruptcies occurred in advance of the change. In Wilson County over 1,000 cases were filed, with Cornerstone Bank receiving 11. It took most of 2006 to work through these bankruptcies due to the backlog of new cases. We expect the remaining cases to be resolved in early 2007. We believe the company has adequately reserved for the anticipated outcome of these non-performing loans.

CB Financial Corporation
Management’s Discussion and Analysis

Non-Interest Income. Non-interest income increased by $163,000, or 18.8%, from $867,000 for 2005 to $1.03 million for 2006. Service fees and charges, which represent a relatively stable and predictable source of non-interest income, totaled $506,000 for 2006, as compared with $438,000 for service fees and charges earned in 2005, an increase related principally to deposit growth. The other major source of non-interest income, mortgage loan fees, increased by 50.9%, from $218,000 in 2005 to $329,000 in 2006, primarily as a result of the opening of a loan production office in Zebulon, North Carolina. Through associations with certain mortgage lending companies, the Bank originates a full range of competitively priced residential and commercial long-term mortgages, at both fixed and variable rates, earning fees for loans originated. Because the Bank originates these mortgages, the Bank’s customers receive personal face-to-face service from the Bank’s employees, rather than dealing with third parties. The Company’s management will continue efforts to develop sources of additional non-interest income.

Non-Interest Expenses. Non-interest expenses totaled $4.2 million for the year ended December 31, 2006, an increase of $1.15 million, or 37.5%, from the total of $3.1 million for the year ended December 31, 2005. Salaries and employee benefits amounted to $586,000, or 51.0% of the increase, as a result of increased personnel to support the growth in bank assets and the fact that a branch office and a loan production office were added in the latter half of 2005. Occupancy and equipment increased by 84.8%, from $204,000 in 2005 to $377,000 in 2006, as a result of the addition of the branch and loan production offices in late 2005 as well as the lease of additional facilities related to the general growth of the bank. The aggregate increase in the other categories of non-interest expenses is primarily attributable to the Bank’s growth from period to period.

Income Taxes. The Company’s 2006 income tax expense was $524,000, representing 32% of income before income taxes, a decrease from 35% for 2005. The effective tax rate declined in 2006 primarily as a result of the increased investment in municipal securities.

CB Financial Corporation
Management’s Discussion and Analysis

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of non-interest-bearing liabilities. The rates earned on a significant portion of the Company’s loans adjust immediately when index rates such as the prime rate change. Conversely, most interest-bearing liabilities, including certificates of deposit and borrowings, have rates fixed until maturity. As a result, interest rate increases will generally result in an immediate rise in the Company’s interest income on loans, with a more delayed impact on interest expense because increases in interest costs will only occur upon renewals of certificates of deposit or borrowings. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Non-accrual loans have been included in determining average loans.

	Year Ended December 31, 2006			Year Ended December 31, 2005
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	balance	Expense	Cost	balance	Expense	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$116,020	$9,588	8.26%	$97,732	$6,617	6.77%
Investment securities (1)	26,431	1,192	4.51%	19,354	731	3.78%
Other interest-earning assets (2)	10,710	539	5.03%	8,632	270	3.13%
Total interest-earning assets	153,161	11,319	7.39%	125,718	7,618	6.06%
Other assets	7,882			6,737
Total assets	$161,043			$132,455

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$37,509	897	2.39%	$42,608	867	2.03%
Time deposits over $100,000	20,404	968	4.74%	16,916	669	3.95%
Other time deposits	67,880	3,085	4.54%	38,011	1,251	3.29%
Short term borrowings	15	1	6.67%	171	7	4.09%
Long term borrowings	11,414	600	5.26%	5,551	254	4.58%
Total interest-bearing liabilities	137,222	5,551	4.05%	103,257	3,048	2.95%

Non-interest-bearing deposits	12,091			18,649
Other liabilities	836			532
Stockholders' equity	10,894			10,017
Total liabilities and stockholders'
equity	$161,043			$132,455

Net interest income/interest rate spread		$5,768	3.34%		$4,570	3.11%

Net interest margin			3.77%			3.64%

Ratio of interest-earning assets to
interest-bearing liabilities	111.62%			121.75%

(1)	Includes time deposits, investment securities available for sale and held to maturity and stock in FHLB.

(2)	Includes interest-earning deposits in banks and federal funds sold.

CB Financial Corporation
Management’s Discussion and Analysis

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

	Years Ended December 31, 2006 vs. 2005
	Increase (Decrease) Due to
	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Loans	$1,375	$1,596	$2,971
Investment securities	293	168	461
Other interest-earning assets	85	184	269
Total interest income	1,753	1,948	3,701

Interest expense:
Deposits:
Savings, NOW and money market	(113)	143	30
Time deposits over $100,000	152	147	299
Other time deposits	1,170	664	1,834
Short term borrowings	(8)	2	(6)
Long term borrowings	288	58	346
Total interest expense	1,489	1,014	2,503
Net interest income increase	$264	$934	$1,198

LOAN PORTFOLIO

The Company’s primary source of revenue is interest and fee income from its lending activities. These lending activities consist principally of originating commercial operating and working capital loans, residential mortgage loans, home equity lines of credit, other consumer loans and loans secured by commercial real estate. The Bank’s current lending strategy is to fully serve its deposit customers, including all market segments, and to establish greater market share throughout Wilson County. Additionally, we expect to purchase participations in selected markets with correspondent banks to diversify our loan portfolio.

Total loans, net of the allowance for loan losses and net deferred loan origination fees, at December 31, 2006, were $118.9 million compared to $112.7 million at December 31, 2005, an increase of 5.5%. The Bank has a diversified loan portfolio with no significant concentrations to any one borrower or industry. The amounts of loans outstanding at December 31, 2006, by category, are shown in Note E to the consolidated financial statements included elsewhere herein.

CB Financial Corporation
Management’s Discussion and Analysis

LIQUIDITY

“Liquidity” refers to the ability of the Company to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost effective manner. The Company’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid deposits, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquid assets (consisting of cash and due from banks, interest-earning deposits with other banks, federal funds sold, time deposits and investment securities classified as available for sale) comprised 26% and 19% of the Company’s total assets at December 31, 2006 and 2005, respectively. The increase is primarily attributable to the reclassification of approximately $6.3 million in book value of municipal securities from held-to-maturity to available for sale during 2006 (see Note D to the consolidated financial statements included elsewhere herein).

Through most of its existence, the Company has been a net seller of federal funds, as its liquidity has exceeded its need to fund new loan demand. Should the need arise, the Company would have the capability to sell securities classified as available for sale or to borrow funds as necessary. The Bank has established credit lines with other financial institutions to purchase up to $15.2 million in federal funds. As a member of the Federal Home Loan Bank of Atlanta, Cornerstone may obtain longer-term advances up to 10% of its assets. As of December 31, 2006, there was $6.3 million outstanding in FHLB advances.

Total deposits were $147.4 million and $129.1 million at December 31, 2006 and 2005, respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate sensitive. Time deposits represented 66.9% and 62.9%, respectively, of total deposits at December 31, 2006 and 2005. Time deposits of $100,000 or more represented 25.6% of the Company’s total deposits at both December 31, 2006 and 2005. At December 31, 2006, the Company had $1.0 million in brokered time deposits. Management believes most other time deposits are relationship-oriented. While the Company will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Company anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

At December 31, 2006 (and at all times during the years presented in this report), the Company’s management believes that its liquidity sources, including unused lines of credit, were at an acceptable level and remained adequate to meet its operating needs.

CAPITAL

A significant measure of the strength of a financial institution is its capital base. Federal regulators have classified and defined capital into the following components: (1) Tier 1 capital, which includes common stockholders’ equity and qualifying preferred equity, and (2) Tier 2 capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier 1 capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier 1 capital as a percentage of risk-adjusted assets of 4.0% and combined Tier 1 and Tier 2 capital as a percentage of risk-adjusted assets of 8.0%. In addition to the risk-based guidelines, federal regulations require that we maintain a minimum leverage ratio (Tier 1 capital as a percentage of tangible assets) of 4.0%. The Company had an equity-to-assets ratio of 6.86 % at December 31, 2006. As the following table indicates, at December 31, 2006, both the Company and the Bank exceeded regulatory capital requirements.

CB Financial Corporation
Management’s Discussion and Analysis

	At December 31, 2006
				Well-
	Company’s	Bank’s	Minimum	Capitalized
	Ratio	Ratio	Requirement	Requirement

Total capital - Tier 2 capital	14.43%	14.40%	8.0%	10.0%
Tier 1 capital.	12.66%	13.15%	4.0%	6.0%
Leverage-Tier 1 capital	9.35%	9.94%	4.0%	5.0%

Management expects that the Bank will remain “well-capitalized” for regulatory purposes, although there can be no assurance that additional capital will not be required in the near future due to greater-than-expected growth, or otherwise.

CRITICAL ACCOUNTING POLICIES

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates that are based upon historical experience and other assumptions believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

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
Management’s Discussion and Analysis

RECENT ACCOUNTING PRONOUNCEMENTS

See Note B to the accompanying consolidated financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

OFF-BALANCE SHEET ARRANGEMENTS

Information about the Company’s off-balance sheet risk exposure is presented in Note L to the accompanying consolidated financial statements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2006, we are not involved in any unconsolidated SPE transactions.

ASSET/LIABILITY MANAGEMENT

The Company’s results of operations depend substantially on its net interest income. Like most financial institutions, the Bank’s interest income and cost of funds are affected by general economic conditions and by competition in the market place.

The purpose of asset/liability management is to provide stable net interest income growth by protecting the Company’s earnings from undue interest rate risk, which arises from volatile interest rates and changes in the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. The Company maintains, and has complied with, a Board approved asset/liability management policy that provides guidelines for controlling exposure to interest rate risk by utilizing guidelines regarding pro forma earnings at risk and economic value of equity at risk. The Bank’s policy is to control the exposure of its earnings and market value of interest rate sensitive assets and liabilities to changing interest rates by generally endeavoring to maintain a position within a relatively narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes. In addition, other ratios and trend analyses are utilized, including liquidity, volatile liability dependence, and net interest spread, to assist in managing liquidity and interest rate risk.

When suitable lending opportunities are not sufficient to utilize available funds, the Bank has generally invested such funds in securities issued by government sponsored enterprises, mortgage-backed securities and municipal securities. The securities portfolio contributes to the Company’s profits and plays an important part in the overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are liquidity, safety, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits or other purposes.

In reviewing the needs of the Bank with regard to proper management of its asset/liability program, the Bank’s management estimates its future needs, taking into consideration historical periods of high loan demand and low deposit balances, estimated loan and deposit increases (due to increased demand through marketing), and forecasted interest rate changes.

CB Financial Corporation
Management’s Discussion and Analysis

The analysis of an institution’s interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2006, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and demand deposit retention rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Bank’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Repricing at December 31, 2006
		More Than	More Than
	1 Year	1 Year to	3 Years to	More Than
	or Less	3 Years	5 Years	5 Years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans:
Variable rate	$89,319	$-	$-	$-	$89,319
Fixed rate	11,076	5,871	12,628	1,725	31,300
Securities available for sale	1,487	3,123	2,920	22,154	29,684
Securities held to maturity	-	-	-	-	-
Other interest-earning assets	10,952	250	-	-	11,202
Total interest-earning assets	$112,834	$9,244	$15,548	$23,879	$161,505

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$36,969	$-	$-	$-	$36,969
Time over $100,000	32,883	4,414	473	-	37,770
Other time	48,693	10,140	1,943	-	60,776
Borrowings	-	-	-	11,405	11,405
Total interest-bearing liabilities	$118,545	$14,554	$2,416	$11,405	$146,920

Interest sensitivity gap per period	$(5,711)	$(5,310)	$13,132	$12,474	$14,585

Cumulative interest sensitivity gap	$(5,711)	$(11,021)	$2,111	$14,585	$14,585

Cumulative gap as a percentage of
total interest-earning assets	-3.54%	-6.82%	1.31%	9.03%	9.03%

Cumulative interest-earning
assets as a percentage of
interest-bearing liabilities	95.18%	91.72%	101.56%	109.93%	109.93%

CB Financial Corporation
Management’s Discussion and Analysis

The following table sets forth the maturity distribution of our loans as of December 31, 2006. A significant majority of our loans maturing after one year reprice at two and three year intervals. In addition, approximately 74% of our loan portfolio is comprised of variable rate loans. This table does not include the effect of deferred loan fees.

	Due in 1	Due after 1 year
	Year or	through 5 years		Due after 5 years
	less	Floating	Fixed	Floating	Fixed	Total
	(Dollars in thousands)

Real estate - construction	$2,597	$-	$564	$80	$-	$3,241
Commercial and industrial loans	48,722	27,406	13,404	3,521	3,558	96,611
All other loans	6,896	2,514	5,045	623	5,721	20,799
Total	$58,215	$29,920	$19,013	$4,224	$9,279	$120,651

ASSET QUALITY AND THE ALLOWANCE FOR LOAN LOSSES

The consolidated financial statements of the Bank are prepared on the accrual basis of accounting, including the recognition of interest income on the Bank’s loan portfolio, unless a loan is placed on a non-accrual basis. Loans are placed on a non-accrual basis when there are serious doubts about the collectibility of principal or interest. Amounts received on non-accrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. The Bank’s impaired loans consisted of $1.4 million in non-accrual loans at December 31, 2006 and $2.2 million at December 31, 2005. There was one restructured loan for approximately $8,000 at December 31, 2006 and one restructured loan for approximately $11,000 at December 31, 2005.

The allowance for loan losses is maintained at a level considered adequate by management to provide for anticipated loan losses based on management’s assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions and loss experience and an overall evaluation of the quality of the underlying collateral. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. Additional information regarding the Bank’s allowance for loan losses and loan loss experience are presented in Note E to the accompanying consolidated financial statements.

CB Financial Corporation
Management’s Discussion and Analysis

FORWARD-LOOKING INFORMATION

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and its banking subsidiary, Cornerstone Bank (“Bank”). These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
CB Financial Corporation
Wilson, North Carolina

We have audited the accompanying consolidated balance sheet of CB Financial Corporation and subsidiary (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of CB Financial Corporation and subsidiary for the year ended December 31, 2005 were audited by other auditors whose report dated March 29, 2006, except as to the stock dividend discussed in Note B to the consolidated financial statements as to which the date is July 17, 2006, expressed an unqualified opinion of those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CB Financial Corporation and subsidiary at December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia
March 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
CB Financial Corporation
Wilson, North Carolina

We have audited the accompanying consolidated balance sheet of CB Financial Corporation and subsidiary (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CB Financial Corporation and subsidiary at December 31, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B to the consolidated financial statements, the Company declared, on July 17, 2006, a 5% stock dividend which was distributed on August 31, 2006.

Greenville, North Carolina
March 29, 2006, except as to the effects of the stock dividend discussed in Note B to the consolidated financial statements, which is as of July 17, 2006

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$4,320,996	$4,903,580
Interest-earning deposits in banks	4,182,885	4,606,921
Federal funds sold	5,879,000	-
Time deposits	1,140,000	5,453,000
Investment securities available for sale,
at fair value (Note D)	29,684,578	13,440,629
Investment securities held to maturity,
at amortized cost (Note D)	-	6,082,888
Loans (Note E)	120,618,693	114,467,614
Allowance for loan losses	(1,686,500)	(1,775,000)
NET LOANS	118,932,193	112,692,614

Accrued interest receivable	886,846	628,058
Stock in Federal Home Loan Bank of Atlanta, at cost	593,600	528,600
Premises and equipment (Note F)	2,311,728	1,757,272
Bank-owned life insurance	1,389,617	1,337,839
Real estate owned	451,955	117,414
Other assets	1,384,470	1,222,467
TOTAL ASSETS	$171,157,868	$152,771,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$11,895,688	$11,638,277
Savings	1,144,329	1,128,594
Money market and NOW	35,824,994	35,107,497
Time (Note G)	98,545,945	81,195,030
TOTAL DEPOSITS	147,410,956	129,069,398

Short term borrowings	-	1,055,000
Long term borrowings	11,405,000	11,488,333
Accrued interest payable	270,609	237,943
Accrued expenses and other liabilities	327,516	478,816
TOTAL LIABILITIES	159,414,081	142,329,490
Commitments (Notes L and N)

Stockholders’ equity (Notes K and N):
Preferred stock, 20,000,000 shares authorized,
none issued	-	-
Common stock, no par value, 80,000,000
shares authorized; 1,070,208 and 1,014,228
shares issued and outstanding, respectively	10,586,164	9,640,494
Retained earnings	1,212,273	959,825
Accumulated other comprehensive loss	(54,650)	(158,527)
TOTAL STOCKHOLDERS’ EQUITY	11,743,787	10,441,792
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$171,157,868	$152,771,282

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006 and 2005

	2006	2005
INTEREST INCOME
Loans	$9,588,140	$6,617,468
Investment securities—taxable	799,700	483,002
Investment securities—tax exempt	246,999	131,112
Federal funds sold	306,261	139,834
Interest-earning deposits in banks	232,764	130,276
Other interest and dividends	145,810	116,868
TOTAL INTEREST INCOME	11,319,674	7,618,560

INTEREST EXPENSE
Money market, NOW and savings deposits	897,116	867,374
Time deposits	4,053,008	1,919,988
Short term borrowings	952	6,694
Long term borrowings	599,726	254,148
TOTAL INTEREST EXPENSE	5,550,802	3,048,204
NET INTEREST INCOME	5,768,872	4,570,356

PROVISION FOR LOAN LOSSES (Note E)	941,937	625,327

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,826,935	3,945,029

NON-INTEREST INCOME
Service charges on deposit accounts	505,825	438,469
Mortgage operations	328,913	217,623
Loss on sale of investment securities	(12,638)	-
Other income	207,566	211,182
TOTAL NON-INTEREST INCOME	1,029,666	867,274

NON-INTEREST EXPENSE
Salaries and employee benefits	2,297,305	1,710,675
Occupancy and equipment	377,307	203,903
Data processing expenses	527,191	384,298
Other (Note J)	1,015,700	769,150
TOTAL NON-INTEREST EXPENSE	4,217,503	3,068,026

INCOME BEFORE INCOME TAXES	1,639,098	1,744,277

INCOME TAXES (Note I)	524,000	609,000
NET INCOME	$1,115,098	$1,135,277

NET INCOME PER SHARE
Basic	$1.05	$1.07
Diluted	1.01	1.04

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	1,064,302	1,058,033
Diluted	1,105,237	1,086,486

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2006 and 2005

	2006	2005

NET INCOME	$1,115,098	$1,135,277

OTHER COMPREHENSIVE INCOME (LOSS):
Securities available for sale:
Unrealized holding gains (losses) on
available-for-sale securities	289,831	(299,458)
Tax effect	(111,730)	115,440
Unrealized losses resulting from transfer of securities
from held to maturity to available for sale	(133,426)	-
Tax effect	51,436	-
Reclassification of losses on sale of investment
securities recognized in net income	12,638	-
Tax effect	(4,872)	-
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	103,877	(184,018)
COMPREHENSIVE INCOME	$1,218,975	$951,259

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2006 and 2005

	Common stock		Additional paid-in	Retained	Accumulated Other comprehensive income	Total stockholders’
	Shares	Amount	capital	earnings	(loss)	equity

BALANCE AT DECEMBER 31,2004	959,728	$4,798,640	$4,112,068	$459,322	$25,491	$9,395,521

Net income	-	-	-	1,135,277	-	1,135,277
Other comprehensive loss	-	-	-	-	(184,018)	(184,018)
5% stock dividend, net of
fractional shares	47,620	238,100	396,674	(634,774)	-	-
Issuance of common stock	6,880	34,400	40,800	-	-	75,200
Stock option expense	-	-	19,812	-	-	19,812
Effect of holding company
reorganization	-	4,569,354	(4,569,354)	-	-	-
BALANCE AT DECEMBER 31, 2005	1,014,228	9,640,494	-	959,825	(158,527)	10,441,792

Net income	-	-	-	1,115,098	-	1,115,098
Other comprehensive income	-	-	-	-	103,877	103,877
5% stock dividend, net of
fractional shares paid in cash	50,025	850,425	-	(862,650)	-	(12,225)
Issuance of common stock	5,955	72,293	-	-	72,293
Stock based compensation expense	-	22,952	-	-	-	22,952
BALANCE AT DECEMBER 31, 2006	1,070,208	$10,586,164	$-	$1,212,273	$(54,650)	$11,743,787

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,115,098	$1,135,277
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	148,720	170,774
Compensation expense	22,952	19,812
Impairment of cost method investments	83,318	-
Realized loss on available-for-sale securities	12,638	-
(Gain) loss on sale of bank equipment	296	(250)
(Gain) loss on sale of real estate owned	21,695	(29,574)
Provision for loan losses	941,937	625,327
Provision for real estate loan losses	10,685	-
Earnings on bank-owned life insurance	(51,778)	(52,248)
Deferred income tax expense (benefit)	123,000	(188,000)
Change in assets and liabilities:
Increase in accrued interest receivable	(258,788)	(185,076)
(Increase) decrease in other assets	(345,987)	172,582
Increase in accrued interest payable	32,666	130,581
Increase (decrease) in accrued expenses and other liabilities	(151,300)	300,213
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,705,152	2,099,418

CASH FLOWS FROM INVESTING ACTIVITIES
Net maturities (purchases) of time deposits	4,313,000	(1,136,561)
Purchase of available-for-sale investments	(14,730,729)	(6,050,152)
Sales of available for sale investments	992,828	-
Proceeds from sale of bank equipment	-	250
Proceeds from sale of real estate owned	676,992	68,538
Proceeds from maturities and calls of available for sale investments	3,723,292	3,164,405
Purchases of held to maturity investments	-	(4,426,953)
Net increase in loans	(8,225,429)	(25,321,247)
Purchase of Federal Home Loan Bank stock	(65,000)	(256,200)
Purchase of investments accounted for under the cost method	(87,500)	(175,000)
Investment in unconsolidated trust	-	(155,000)
Purchases of bank premises and equipment	(693,519)	(327,168)
NET CASH USED BY INVESTING ACTIVITIES	(14,096,065)	(34,615,088)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	18,341,558	20,445,347
Issuance of common stock	72,293	75,200
Cash paid for fractional shares (12,225)	-
Net increase (decrease) in short term borrowings	(1,138,333)	1,055,000
Net increase in long term borrowings	-	9,821,666
NET CASH PROVIDED BY FINANCING ACTIVITIES	17,263,293	31,397,213

NET INCREASE (DECREASE)
IN CASH AND CASH EQUIVALENTS	4,872,380	(1,118,457)

CASH AND CASH EQUIVALENTS, BEGINNING	9,510,501	10,628,958
CASH AND CASH EQUIVALENTS, ENDING	$14,382,881	$9,510,501

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS, continued
Years Ended December 31, 2006 and 2005

	2006	2005

CASH AND CASH EQUIVALENTS
Cash and due from banks	$4,320,996	$4,903,580
Interest-earning deposits in banks	4,182,885	4,606,921
Federal funds sold	5,879,000	-
	$14,382,881	$9,510,501

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$5,518,136	$2,924,589
Income taxes paid	960,000	397,692
Unrealized loss on investment securities available for sale, net	178,101	184,018
Transfer from loans to real estate owned	1,043,913	117,413

See accompanying notes.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

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

In June 2005, the shareholders of Cornerstone Bank (the “Bank”) approved an Agreement and Plan of Reorganization pursuant to which the Bank became a wholly owned banking subsidiary of CB Financial Corporation (the “Company”), a North Carolina corporation formed as a holding company for the Bank. At the closing of the holding company reorganization (the “Reorganization”), one share of the Company’s no par value common stock was exchanged for each of the outstanding shares of the Bank's $5.00 par value common stock. The Company currently has no operations and conducts no business on its own other than its ownership of the Bank and the common shares of CB Financial Capital Trust I, a Connecticut statutory trust to facilitate the issuance of $5 million of trust preferred securities.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of CB Financial Corporation and Cornerstone Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to management’s determination of the allowance for loan losses and the valuation of deferred tax assets.

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
December 31, 2006 and 2005

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
December 31, 2006 and 2005

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

Stock in Federal Home Loan Bank of Atlanta and Investments accounted for under the Cost Method

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), which is carried at cost. Because of the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2006.

Periodically, the Company invests in nonmarketable equity securities which are accounted for under the cost method. These investments are carried at cost unless a determination has been made that they are impaired. During 2006, management identified a change in the circumstances of one of these investments that resulted in a writedown in its fair value of $83,318. These investments are included in other assets in the accompanying consolidated balance sheets.

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
December 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Advertising Costs

Advertising costs are expensed as incurred.

Stock Compensation Plans

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment”, which was issued by the Financial Accounting Standards Board (“FASB”) in December 2004. SFAS No. 123R revises SFAS No. 123 Accounting for Stock Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (usually the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows”, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company's common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to the prior year:

2005
(Amounts in thousands, except per share data)
Net income:
As reported	$1,135
Total stock-based employee compensation expense
included in net income	20
Deduct: Total stock-based employee compensation
expense determined under fair value method
for all awards, net of related tax effects	(208)

Pro forma	$947

Basic net income per share:
As reported	$1.07
Pro forma	.90

Diluted net income per share:
As reported	$1.04
Pro forma	.87

During 2005, the Company elected to accelerate the vesting of options whereby all outstanding options were fully vested immediately. The acceleration of vesting resulted in compensation expense of $19,812 for 2005 (see Note N).

Per Share Results

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options, and are determined using the treasury stock method.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Per Share Results (Continued)

The basic and diluted weighted average shares outstanding are as follows:

	2006	2005

Weighted average outstanding shares used for basic EPS	1,064,302	1,058,033

Plus incremental shares from assumed exercise of
stock options and employee stock purchase plan purchases	40,935	28,453

Weighted average outstanding shares used for diluted EPS	1,105,237	1,086,486

There were no adjustments required to be made to net income in the computation of diluted earnings per share. For the years ended December 31, 2006 and 2005, there were no options that were anti-dilutive as a result of the exercise price exceeding the average market price of the Company’s common stock for the year.

On July 17, 2006, the Company’s Board of Directors declared a 5% stock dividend, which was distributed on August 31, 2006 to shareholders of record on July 31, 2006. On June 28, 2005, the Company’s Board of Directors declared a 5% stock dividend, which was distributed August 20, 2005, to shareholders of record on June 28, 2005. All references to per share results and weighted average common and common equivalent shares outstanding have been adjusted to reflect the effects of these stock dividends.

Recent Accounting Pronouncements

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of SFAS No. 133 and 140” provides entities relief from the requirement to separately determine the fair value of an embedded derivative that would otherwise be bifurcated from the host contract under SFAS No. 133. This statement allows an irrevocable election on an instrument-by-instrument basis to measure such a hybrid financial instrument at fair value. This statement is effective for all financial instruments acquired or issued after the beginning of the fiscal years beginning after September 15, 2006. The Company has evaluated this statement and determined that it will have no material effect on the Company’s financial position, results of operations and cash flows.

SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of SFAS No. 140” requires that all separately recognized servicing assets and liabilities be initially measured at fair value and, permits (but does not require) subsequent measurement of servicing assets and liabilities at fair value. This statement is effective for fiscal years beginning after September 15, 2006. The Company has evaluated this statement and determined that it will have no material effect on the Company’s financial position, results of operations and cash flows.

SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This statement requires recognition on the balance sheet of a plan’s overfunded or underfunded status with an offset to comprehensive income. This statement also requires, with limited exceptions, that the funded status of the plan be determined as of the employer’s fiscal year end. The balance sheet recognition provisions of SFAS No. 158 are effective for entities with publicly traded equity securities for years ending after December 15, 2006 and for all other entities for years ending after June 15, 2007. This statement will have no impact on the Company’s financial position, results of operations and cash flows.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements (Continued)

FIN 48 - In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2007. FIN 48 will have no impact on the Consolidated Financial Statements.

SAB 108 - In September 2006, the SEC staff issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statements misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement - including the reversing effect of prior year misstatements - but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. Subsequent to SAB 108 we used the roll-over method for quantifying identified financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods.

SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of October 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of the “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB 108 did not impact the Company’s financial statements.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements (Continued)

EITF 06-4 - The Emerging Issues Task Force (“EITF”) reached a consensus at its September 2006 meeting regarding EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. Therefore, this EITF would not apply to a split-dollar life insurance arrangement that provides a specified benefit to an employee that is limited to the employee’s active service period with an employer. This EITF 06-4 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. The effects of this EITF are not expected to materially impact the Company’s financial statements.

EITF 06-5 - The EITF reached a consensus at its September 2006 meeting regarding EITF 06-5, “Accounting for Purchases of Life Insurance Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-5.” The scope of EITF 06-5 is limited to the determination of net cash surrender value of a life insurance contract in accordance with Technical Bulletin 85-4. This EITF outlines when contractual limitations of the policy should be considered when determining the net realizable value of the contract. EITF 06-5 is effective for fiscal years beginning after December 15, 2006, with earlier application permitted. The adoption of EITF 06-5 will have no material impact on the financial statements of the Company.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Reclassifications

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

NOTE C - RESTRICTIONS ON CASH

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2006 and 2005, these reserve balances amounted to $229,000 and $508,000, respectively.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE D - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities, with gross unrealized gains and losses, are as follows:

	December 31, 2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Government sponsored enterprises	$8,777,766	$38,032	$(30,698)	$8,785,100
Municipal securities	7,910,206	27,058	(49,171)	7,888,093
Mortgage-backed securities	13,085,539	60,733	(134,887)	13,011,385
	$29,773,511	$125,823	$(214,756)	$29,684,578

	December 31, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Government sponsored enterprises	$5,866,219	$-	$(85,998)	$5,780,221
Mortgage-backed securities	7,832,386	2,817	(174,795)	7,660,408
	$13,698,605	$2,817	$(260,793)	$13,440,629

Securities held to maturity:
Municipal securities	$6,082,888	$2,462	$(143,125)	$5,942,225

The following tables show gross unrealized losses and fair values of investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.  At December 31, 2006, the unrealized losses relate to six government sponsored enterprises, eleven mortgage-backed securities and seventeen municipal securities. All investment securities with unrealized losses are considered by management to be temporarily impaired given the credit ratings on these securities and management’s intent and ability to hold these securities until recovery. The unrealized losses relate to debt securities that have incurred fair value reductions due to higher market interest rates since the securities were purchased.  The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased or until the securities approach their maturity date. Should the Company decide in the future to sell securities in an unrealized loss position, or determine that impairment of any securities is other than temporary, irrespective of a decision to sell, an impairment loss would be recognized in the period such determination is made.

	December 31, 2006
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises	$710,125	$3,834	$2,697,608	$26,864	$3,407,733	$30,698
Municipal securities	-	-	4,801,426	49,171	4,801,426	49,171
Mortgage-backed securities	725,187	39	6,374,650	134,848	7,099,837	134,887
Total temporarily impaired
available for sale securities	$1,435,312	$3,873	$13,873,684	$210,883	$15,308,996	$214,756

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE D - INVESTMENT SECURITIES (Continued)

	December 31, 2005
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Government sponsored enterprises	$3,813,190	$54,273	$1,967,031	$31,725	$5,780,221	$85,998
Mortgage-backed securities	4,907,158	93,390	2,547,132	81,405	7,454,290	174,795
Total temporarily impaired
available for sale securities	$8,720,348	$147,663	$4,514,163	$113,130	$13,234,511	$260,793

Securities held to maturity:
Municipal securities	$5,194,763	$143,125	$-	$-	$5,194,763	$143,125

Securities with a carrying value of $5.7 million and $5.7 million December 31, 2006 and 2005, respectively, were pledged to secure borrowings.

For the years ended December 31, 2006 and 2005, proceeds from sales of securities available for sale amounted to $992,828 and $0, respectively. From the sales, gross realized losses amounted to $12,638 and $0 and gross realized gains amounted to $0 and $0 for the years ended December 31, 2006 and 2005, respectively.

The amortized cost, fair value and weighted average yield, based on amortized cost, of the Company's investment securities available for sale at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value	Weighted Average/Yield
	(Dollars in thousands)
Securities available for sale:
Government sponsored enterprises
Due within one year	$1,501	$1,486	4.02%
Due after one but within five years	4,950	4,960	4.83%
Due after five but within ten years	2,327	2,339	4.99%
	8,778	8,785	4.74%
Mortgage-backed securities
Due after five but within ten years	646	625	4.50%
Due after ten years	12,439	12,386	5.06%
	13,085	13,011	5.06%
Municipal securities
Due after one but within five years	1,083	1,067	3.43%
Due after five but within ten years	551	549	3.87%
Due after ten years	6,277	6,273	4.23%
	7,911	7,889	4.09%
	$29,774	$29,685	4.70%

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE D - INVESTMENT SECURITIES (Continued)

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

During 2006, approximately $6.3 million in book value of municipal securities were transferred from held to maturity to available for sale. The related unrealized loss on the securities at the time of transfer was $133,426 and is reflected in other comprehensive income (loss). The reclassification was made in order to have all the Bank’s securities classified as available for sale and thereby simplify reporting as well as to create additional ongoing flexibility in the investment portfolio.

NOTE E - LOANS

Following is a summary of loans at December 31, 2006 and 2005:

	2006		2005
	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)

Residential - mortgage	$4,461	3.70%	$4,753	4.15%
Residential - construction	3,241	2.69%	3,733	3.26%
Home equity lines of credit	9,372	7.77%	6,916	6.04%
Commercial and industrial loans	96,611	80.07%	92,607	80.88%
Loans to individuals	6,966	5.77%	6,496	5.67%

Total loans	120,651	100.00%	114,505	100.00%

Less:
Allowance for loan losses	(1,687)		(1,775)
Deferred loan fees and costs, net	(32)		(37)

Net loans receivable	$118,932		$112,693

Loans are primarily made in Wilson County, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by local economic conditions.

There was one restructured loan for approximately $8,000 at December 31, 2006 and one restructured loan for approximately $11,000 at December 31, 2005.

As of December 31, 2006 there were approximately $1.4 million in non-accrual loans. The average recorded investment in impaired loans during the year ended December 31, 2006 was approximately $1,569,000. Interest income that would have been recorded on impaired loans totaled approximately $74,000 for the year ended December 31, 2006.

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

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE E - LOANS (Continued)

The following is a summary of information pertaining to impaired and non-accrual loans:

	December 31,
	2006	2005
	(in thousands)

Impaired loans without a valuation allowance	$1	$266
Impaired loans with a valuation allowance	1,486	1,948
Total impaired loans	$1,487	$2,214

Valuation allowance related to impaired loans	$151	236
Total non-accrual loans	$1,369	$2,214
Total loans past due ninety days or more and still accruing	$-	-

	Years Ended December 31,
	2006	2005
	(in thousands)

Average investment in impaired loans	$1,569	$494
Interest income recognized on impaired loans	$121	$74
Interest income recognized on a cash basis on impaired loans	$121	$74

No additional funds are committed to be advanced in connection with impaired loans.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE E - LOANS (Continued)

Following is a summary of activity in the allowance for loan losses for the years indicated:

	At or for the Years Ended December 31,
	2006	2005
	(Dollars in thousands)

Allowance for loan losses at beginning of year	$1,775	$1,216
Provision for loan losses	942	625
	2,717	1,841
Loans charged-off:
Residential - mortgage	-	-
Home Equity	(13)	-
Commercial and industrial	(1,146)	(89)
Loans to individuals	(137)	(10)
Total charge-offs	(1,296)	(99)

Recoveries of loans previously charged-off:
Commercial and industrial	237	27
Home equity	12	-
Loans to individuals	17	6
Total recoveries	266	33

Net charge-offs	(1,030)	(66)

Allowance for loan losses at end of year	$1,687	$1,775

Net charge-offs as a percent of average loans outstanding during the year	.89%	.07%
Allowance for loan losses as a percent of loans at period end	1.40%	1.55%

Following is a summary of allocation of the allowance for loan losses to the indicated categories of loans and the percentage that all loans in each category bears to total loans outstanding:

	At December 31,
	2006		2005
			% of Total	% of Total
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Residential - mortgage	$62	3.70%	$74	4.15%
Residential - construction	45	2.69%	58	3.26%
Home equity lines of credit	131	7.77%	107	6.04%
Commercial and industrial loans	1,351	80.07%	1,436	80.88%
Loans to individuals	98	5.77%	100	5.67%
Total	$1,687	100.00%	$1,775	100.00%

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE E - LOANS (Continued)

At December 31, 2006, the Company had loan commitments outstanding of $300,000, pre-approved but unused lines of credit totaling $28.4 million and commercial and standby letters of credit of $46,500. In management’s opinion, these commitments represent no more than normal lending risk to the Company and will be funded from normal sources of liquidity.

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

	2006	2005

Balance at beginning of year	$3,862	$1,785
Borrowings	350	4,138
Repayments	(495)	(2,061)
Balance at end of year	$3,717	$3,862

NOTE F - PREMISES AND EQUIPMENT

Following is a summary of the Company’s premises and equipment at December 31, 2006 and 2005:

	2006	2005

Land	$848,037	$251,037
Buildings	1,248,465	1,240,208
Leasehold improvements	43,451	37,091
Furniture and equipment	869,643	816,945
	3,009,596	2,345,281
Less accumulated depreciation	(697,868)	(588,009)
Total	$2,311,728	$1,757,272

Depreciation and amortization amounting to $132,749 and $109,646 for the years ended December 31, 2006 and 2005, respectively, is included in occupancy and equipment expense and data processing expense.

The Company leases a branch facility, a loan production office, and certain equipment under separate agreements that expire at various dates through October 31, 2012. Future rentals under these leases are as follows:

2007	$94,349
2008	83,045
2009	83,045
2010	83,045
2011	59,802
Thereafter	32,400
$435,686

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE F - PREMISES AND EQUIPMENT (Continued)

Rental expense amounting to approximately $58,000 and $5,000 during the years ended December 31, 2006 and 2005, respectively, is included in occupancy and equipment expense on the accompanying consolidated statements of operations.

NOTE G - DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits (dollars in thousands) are as follows:

2007	$81,576
2008	10,059
2009	4,495
2010	2,062
2011	354
Total	$98,546

The above table includes time deposits of $100,000 and over, which at December 31, 2006, totaled $37.8 million. Of that total, $12.6 million had scheduled maturities within three months; $8.5 million after three but within six months; $11.8 million after six but within twelve months; and $4.9 million after twelve months. Time deposits of $100,000 and over totaled $33.0 million at December 31, 2005.

NOTE H - BORROWINGS

The Company may purchase federal funds through unsecured federal funds lines of credit totaling $15.2 million. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and term of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (5.13% and 4.60% at December 31, 2006 and 2005, respectively). Advances totaling $0 and $1,055,000 were outstanding under these lines at December 31, 2006 and 2005. The maximum amounts outstanding under these lines of credit at any month end during 2006 and 2005 were $0 and $3,300,000, respectively. The average amounts outstanding under these lines of credit were $15,175 for 2006 and $171,463 for 2005.

The Company has an available line of credit with the FHLB equal to 10% of total assets. Advances under this line are secured by eligible securities and qualifying first mortgage loans.  The balance of qualifying pledged first mortgage loans as of December 31, 2006 was approximately $3.8 million.

Advances from the FHLB of Atlanta consisted of the following at December 31, 2006 and 2005:

	Interest
Maturity	Rate	2006	2005

March 14, 2006	1.88%	$-	$83,333
September 8, 2015	3.93%	5,000,000	5,000,000
July 16, 2012	3.90%	1,250,000	1,250,000

		$6,250,000	$6,333,333

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE H - BORROWINGS (Continued)

On July 8, 2005, the Company formed CB Financial Capital Trust I, a Connecticut statutory trust (the “Trust”). On July 12, 2005, the Trust issued and sold $5,000,000 of the Trust’s Floating rate preferred securities (the “Trust Preferred Securities”) to an institutional investor in a private placement and issued $155,000 in common securities (the “Common Securities”) to the Company. The Trust Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. The proceeds from the Trust’s sale of the Trust Preferred Securities and its sale of the Common Securities were used by the Trust to purchase $5,155,000 of the Company’s Floating junior subordinated notes (the “Notes”). The net proceeds to the Company from its sale of the Notes to the Trust were invested in the Bank as additional capital to support growth and for other general corporate purposes. The Notes and the Trust Preferred Securities bear an interest rate of 185 basis points over the three-month LIBOR (London Inter-Bank Offered Rate). The Trust Preferred Securities generally rank equal to the Common Securities in priority of payment, but will rank prior to Common Securities if, and so long as, the Company fails to make principal or interest payment on the Notes. The Notes and Trust Preferred Securities each have 30-year lives and will each be callable by the Company or the Trust, at their option, on or after September 15, 2010. The Company has the option to defer interest for up to five years on the debentures. The Notes qualify as Tier I capital under Federal Reserve Board guidelines. Consistent with the provisions of FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities,” the Company has not included the Trust in the consolidated entity. However, the Notes issued by the Company and purchased by the Trust are included on the consolidated balance sheet. In addition, the related interest expense continues to be included on the consolidated income statement.

NOTE I - INCOME TAXES

The significant components of the provision for income taxes for 2006 and 2005 are as follows:

	2006	2005
Current tax provision:
Federal	$313,000	$653,000
State	88,000	144,000
	401,000	797,000
Deferred tax provision:
Federal	101,000	(156,000)
State	22,000	(32,000)
	123,000	(188,000)
Provision for income tax expense before adjustment
to deferred tax asset valuation allowance	524,000	609,000

Decrease in valuation allowance	-	-
Provision for income taxes	$524,000	$609,000

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE I - INCOME TAXES (Continued)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2006	2005

Tax expense computed at the statutory federal rate	$557,000	$593,000
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	73,000	74,000
Nontaxable income	(96,000)	(56,000)
Adjustment to deferred tax asset valuation allowance	-	-
Other, net	(10,000)	(2,000)

Provision for income taxes	$524,000	$609,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred tax assets relating to:
Allowance for loan losses	$471,000	$560,000
Pre-opening costs and expenses	2,000	-
Investment securities available for sale	34,000	99,450
Other	11,000	-
Total deferred tax assets	518,000	659,450

Deferred tax liabilities relating to:
Premises and equipment differences	(144,000)	(107,000)
Prepaid expenses	(15,000)	(6,000)
Investment securities available for sale	-	-
Total deferred tax liabilities	(159,000)	(113,000)

Net recorded deferred tax asset	$359,000	$546,450

NOTE J - OTHER NON-INTEREST EXPENSE

The major components of other non-interest expense for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005

Postage, printing and office supplies	$97,013	$104,276
Advertising and promotion	127,685	99,071
Professional services	274,974	189,769
Other	516,028	376,034
Total	$1,015,700	$769,150

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE K - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2006, that the Company meets all capital adequacy requirements to which it is subject. At December 31, 2006 and 2005, the Company’s total risk-based capital, Tier 1 risk-based capital, and leverage ratios were 14.43% and 15.5%, 12.66% and 12.8%, 9.35% and 9.6%, respectively.

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts (in thousands) and ratios are also presented in the table below:

	For the Bank		Minimum Requirements
	Capital	Capital	For Capital	To Be Well
	Amount	Ratio	Adequacy	Capitalized
As of December 31, 2006
Tier 1 capital (to risk-weighted assets)	$16,715	13.1%	4.0%	6.0%
Total capital - Tier 2 capital
(to risk-weighted assets)	18,306	14.4%	8.0	10.0%
Leverage - Tier 1 capital (to average assets)	16,715	9.94%	4.0	5.0%

As of December 31, 2005
Tier I capital (to risk-weighted assets)	$15,538	14.1%	4.0%	6.0%
Total capital - Tier 2 capital
(to risk-weighted assets)	16,920	15.4%	8.0	10.0%
Leverage - Tier 1 capital (to average assets)	15,538	10.5%	4.0	5.0%

The Bank may not declare or pay a cash dividend, or repurchase any of its capital stock, if the effect would cause the regulatory net worth of the Bank to fall to an amount which is less than the minimum required by the FDIC and the North Carolina Office of the Commissioner of Banks.

NOTE L - OFF-BALANCE SHEET RISK

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
December 31, 2006 and 2005

NOTE L - OFF-BALANCE SHEET RISK (Continued)

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

A summary of the contract amount of the Company’s exposure to off-balance sheet credit risk as of December 31, 2006 is as follows:

Financial instruments whose contract amounts represent credit risk:

Commitments to extend credit	$300,000
Undisbursed lines of credit	28,434,140
Commercial and standby letters of credit	46,500

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

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

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Financial Instruments with Off-Balance Sheet Risk (Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2006 and 2005:

	2006		2005
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(In thousands)
Financial assets:
Cash and due from banks	$4,321	$4,321	$4,904	$4,904
Interest-earning deposits in banks	4,183	4,183	4,607	4,607
Federal funds sold	5,879	5,879	-	-
Time deposits	1,140	1,140	5,453	5,453
Investment securities available for sale	29,685	29,685	13,441	13,441
Investment securities held to maturity	-	-	6,083	5,942
Accrued interest receivable	887	887	628	628
Federal Home Loan Bank stock	594	594	529	529
Investment in bank-owned life insurance	1,390	1,390	1,338	1,338
Loans	118,932	118,955	112,693	112,642
Financial liabilities:
Deposits	147,411	147,397	129,069	129,128
Borrowings	11,405	11,092	12,543	12,465
Accrued interest payable	271	271	238	238

NOTE N - EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(k) Plan

The Company has a 401(k) Plan (the “Plan”) in which substantially all employees participate. The Company makes matching contributions equal to 100 percent of the first 6 percent of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee equally over a four-year period. For the years ended December 31, 2006 and 2005, expense attributable to the Plan amounted to $81,850 and $62,836, respectively.

Stock Option Plans

During 2002 the Company adopted, with shareholder approval, an Employee Stock Option Plan (the “Employee Plan”) and a Director Stock Option Plan (the “Director Plan”). Each plan makes available options to purchase 80,284 shares (adjusted for all stock dividends) of the Company’s common stock for an aggregate number of common shares reserved for options equal to 160,568. All options granted originally were scheduled to vest over five years, with 20% vesting on the first anniversary of the grant date, and 20% vesting annually thereafter. During 2005, an amendment was made to the plan providing for accelerated vesting of all options, resulting in all options being immediately vested. The acceleration of vesting resulted in compensation expense of $19,812 for 2005. All unexercised options expire ten years after the date of grant. A summary of the Company’s option plans as of and for the years ended December 31, 2006 and 2005, giving effect to 5% stock dividends in both 2006 and 2005, is as follows:

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE N - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plans (Continued)

			Outstanding Options		Exercisable Options
	Shares in Plans	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price

At December 31, 2004	160,568	31,507	129,061	$9.93	25,815	$9.93

Options granted/vested	-	-	-	-	102,667	9.93
Options forfeited	-	579	(579)	9.93	-	-

At December 31, 2005	160,568	32,086	128,482	9.93	128,482	9.93

Options granted/vested	-	-	-	-	-	-
Options forfeited	-	-	-	-	-	-

At December 31, 2006	160,568	32,086	128,482	$9.93	128,482	$9.93

The weighted average remaining life of all options outstanding as of December 31, 2006, all of which have an exercise price of $9.93, is 6.7 years.

The aggregate intrinsic value of all options outstanding was $1,004,729 as of December 31, 2006. All options outstanding were exercisable as of both dates.

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

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE N - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

As of December 31, 2006, 44,100 shares (adjusted for all stock dividends) of our common stock had been reserved for issuance under the Purchase Plan and 13,179 shares have been purchased under the plan, of which 7,224 shares were purchased during 2005 and 5,955 were purchased during 2006.

Total stock based compensation expense under the Purchase Plan was $22,952 in 2006.

NOTE O - PARENT COMPANY FINANCIAL DATA

CB Financial Corporation became the holding company for Cornerstone Bank on June 8, 2005. Following are condensed financial statements of CB Financial Corporation as of and for the year ended December 31, 2006 and as of and for the period ended December 31, 2005 presented in thousands.

Condensed Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets:
Cash on deposit in subsidiary	$100	$75
Investment in subsidiary bank	16,660	15,380
Other assets	155	155

Total assets	$16,915	$15,610

Liabilities:
Junior subordinated debentures	$5,155	$5,155
Other liabilities	16	14
Total liabilities	5,171	5,169

Stockholders’ equity:
Common stock	10,586	9,640
Retained earnings	1,212	960
Accumulated other comprehensive loss	(54)	(159)

Total stockholders’ equity	11,744	10,441

Total liabilities and stockholders’ equity	$16,915	$15,610

Condensed Statements of Operations
Year Ended December 31, 2006 and
Period Ended December 31, 2005

	2006	2005

Equity in undistributed net income of bank subsidiary	$1,176	$621
Dividends from bank subsidiary	395	121
Interest income	11	3
Interest expense	(361)	(138)
Other expense	(106)	(20)
	$1,115	$587

CB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE O - PARENT COMPANY FINANCIAL DATA (Continued)

Condensed Statements of Cash Flows
Year Ended December 31, 2006 and
Period Ended December 31, 2005

	2006	2005

Operating activities:
Net income	$1,115	$587
Undistributed net income of bank subsidiary	(1,176)	(621)
Compensation expense	23	20
Increase in other liabilities	2	14
	(36)	-

Investing activities:
Investment in subsidiary	0	(5,155)
Fractional shares paid	(12)	-
	(12)	(5,155)

Financing activities:
Proceeds from junior subordinated
debentures	-	5,155
Issuance of common stock	73	75
	73	5,230
Net increase in cash	25	75

Cash, beginning of period	75	-
Cash, end of period	$100	$75

CB FINANCIAL CORPORATION AND SUBSIDIARY
Management and Bank Personnel

DIRECTORS

John C. Anthony
Partner: Anthony, Moore and Tabb CPA's

Thomas E. Brown III
Chairman of the Board
Owner/Manager of Brown Oil Company

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

Independent Auditors

Elliott Davis, PLLC
Certified Public Accountants
Post Office Box 760
Galax, VA 24333

Common Stock

The Company had 1,070,208 shares of common stock outstanding which were held by approximately 1,360 holders of record (excluding shares held in street name) as of December 31, 2006. To date, the Company has not paid any cash dividend.

Market for the Common Stock

There is no public trading market for the Company’s common stock. Certain sales have been facilitated by the Company in 2006 and 2005, all of which were, to the knowledge of management, at prices ranging from $14.29 to $17.75 per share. The price paid for the Company’s common stock in the last trade known to management to have occurred during 2006 was $17.75, which trade occurred on
December 19, 2006.

Annual Shareholders Meeting

The 2007 Annual Meeting of shareholders of CB Financial Corporation will be held at 10:00 a.m. on May 24, 2007 at Something Different, 3342 Airport Boulevard, Wilson, North Carolina 27896.

Annual Report on Form 10-KSB

A copy of CB Financial Corporation’s 2006 Annual Report on Form 10-KSB, as filed with the Federal Deposit Insurance Corporation, is available without charge to shareholders upon written request to Norman B. Osborn, President and CEO, Cornerstone Bank, 3710 Nash Street North, Wilson, North Carolina 27896.

This Annual Report serves as the annual financial disclosure statement furnished pursuant to the Federal Deposit Insurance Corporation’s rules and regulations. This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.